                                                                    EXHIBIT 10.9
                                                                    ------------

                                                                  CONFORMED COPY
                                                                  --------------





                              AGREEMENT OF MERGER


                            DATED AS OF MAY 29, 1995


                                     AMONG



                         R.R. DONNELLEY & SONS COMPANY,



                              DONNELLEY DBS, INC.



                                      AND



                               LAN SYSTEMS, INC.

                               TABLE OF CONTENTS

                                   ARTICLE I

                                  DEFINITIONS.............................   1
1.1.  Definitions.........................................................   1

                                   ARTICLE II

                                   THE MERGER.............................  13
2.1.   Surviving Corporation..............................................  13
2.2.  Effects of the Merger  .............................................  13
2.3.  Certificate of Incorporation, By-Laws, Directors
      and Officers........................................................  14

                                  ARTICLE III

                   CONVERSION OF SHARES, WARRANTS AND OPTIONS.............  15
3.1.  Conversion Terms....................................................  15
3.2.  Maximum Fixed Cash Merger Consideration; Maximum
     Earn-Out Payments....................................................  18
3.3.  Business Earn-Out Payments..........................................  19
3.4.  I/S Outsourcing Business Earn-Out Payments..........................  20
3.5.  Synergy Earn-Out Payments...........................................  20
3.6.  Common Stock Warrant Earn-Out Payment...............................  21
3.7.  Operations After the Effective Time.................................  22
3.8.  Calculation of Earn-Out Payments....................................  23
3.9.  Participation of Management Participants in
     Certain Earn-Out.....................................................  25
3.10.  Non-assignability; Delivery of Earn-Out Payments...................  27
3.11.  Set-Off............................................................  28
3.12.  Change of Control..................................................  31
3.13.  Delivery of Certificates and Agreements; Payment
     of Cash..............................................................  32
3.14.  Lost Certificates..................................................  33
3.15.  Dissenter's Rights.................................................  34

                                   ARTICLE IV

                                    CLOSING...............................  34
4.1.  Closing Date........................................................  34
4.2.  Filing Certificate of Merger and Effectiveness......................  35
4.3.  Parent's Deliveries.................................................  35
4.4.  Mergerco's Deliveries...............................................  36
4.5.  The Company's Deliveries............................................  36

                                   ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........  37
5.1.  Organization and Capital Structure..................................  37

5.2.  Subsidiaries and Investments.........................................  39
5.3. Authority.............................................................  41
5.4.  Financial Statements.................................................  42
5.5.  Operations Since Balance Sheet Date..................................  42
5.6.  No Undisclosed Liabilities...........................................  44
5.7.  Taxes................................................................  44
5.8.  Availability of Assets...............................................  47
5.9.  Governmental Permits.................................................  47
5.10.  Real Property.......................................................  47
5.11.  Real Property Leases................................................  47
5.12.  Condemnation........................................................  48
5.13.  Personal Property...................................................  48
5.14.  Personal Property Leases............................................  48
5.15.  Intellectual Property...............................................  48
5.16.  Accounts Receivable; Inventories....................................  48
5.17.  Title to Property...................................................  49
5.18.  Employee Benefit Plans..............................................  49
5.19.  Employee Relations..................................................  52
5.20.  Contracts; Product Warranties.......................................  53
5.21.  Status of Contracts.................................................  54
5.22.  No Violation, Litigation or Regulatory Action.......................  55
5.23.  Environmental Matters...............................................  55
5.24.  Insurance...........................................................  56
5.25.  Customers and Suppliers.............................................  56
5.26.  Budgets.............................................................  56
5.27.  Information Statement...............................................  56
5.28.  Disclosure..........................................................  57
5.29.  No Finder...........................................................  57

                                   ARTICLE VI

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO.........  57
6.1.  Organization and Capital Structure...................................  57
6.2.  Authority............................................................  57
6.3.  No Finder............................................................  59
6.4.  Investment...........................................................  59
6.5.  Parent SEC Reports...................................................  59
6.6.  Information Supplied by Parent for Information
     Statement.............................................................  59
6.7.  No Litigation........................................................  60

                                  ARTICLE VII

                       ACTION PRIOR TO THE EFFECTIVE TIME..................  60
7.1.  Preparation of Information Statement; Action by
     Stockholders..........................................................  60
7.2.  Action by Parent.....................................................  61
7.3.  Investigation of the Company by Parent...............................  61
7.4.  Preserve Accuracy of Representations and
     Warranties............................................................  61

7.5.  Consents of Third Parties; Governmental Approvals....................  62
7.6.  Conduct of Business Prior to the Effective Time......................  62
7.7.  Notification by the Company of Certain Matters.......................  65
7.8.  Mutual Cooperation; Reasonable Best Efforts..........................  65
7.9.  No Solicitation......................................................  65
7.10.  Antitrust Law Compliance............................................  66
7.11.  Indebtedness........................................................  66
7.12.  Delivery of Final Company Letter....................................  67

                                  ARTICLE VIII

                             ADDITIONAL AGREEMENTS.........................  67
8.1.  Employee Benefit Plans...............................................  67
8.2.  Accounts Receivable..................................................  68
8.3.  No Section 338 Election..............................................  70

                                   ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGERCO.................  70
9.1.  No Misrepresentation or Breach of Covenants and
     Warranties............................................................  70
9.2.  No Changes or Destruction of Property................................  70
9.3.  No Restraint or Litigation...........................................  71
9.4.  Necessary Governmental Approvals.....................................  71
9.5.  Necessary Consents...................................................  71
9.6.  Stockholders Approval; Dissenters' Rights............................  71
9.7.  Indebtedness.........................................................  71
9.8.  Preferred Stock Warrants; Common Stock Warrants......................  72

                                   ARTICLE X

                      CONDITIONS PRECEDENT TO OBLIGATIONS
                                 OF THE COMPANY............................  72
10.1.  No Misrepresentation or Breach of Covenants and
     Warranties............................................................  73
10.2.  No Restraint or Litigation..........................................  73
10.3.  Necessary Governmental Approvals....................................  73
10.4.  Necessary Consents..................................................  73
10.5.  Stockholders Approval; Dissenters' Rights...........................  73
10.6.  Preferred Stock Warrants; Common Stock Warrants.....................  74

                                   ARTICLE XI

                      TERMINATION..........................................  74
11.1.  Termination Rights..................................................  74
11.2.  Notice of Termination...............................................  75
11.3.  Effect of Termination...............................................  75

                                  ARTICLE XII

                               GENERAL PROVISIONS..........................  75
12.1.  Survival of Obligations.............................................  75
12.2.  Confidential Nature of Information..................................  75
12.3.  No Public Announcement..............................................  76
12.4.  Notices.............................................................  76
12.5.  Assignment; Successors and Assigns..................................  77
12.6.  Entire Agreement; Amendments........................................  78
12.7.  Interpretation......................................................  78
12.8.  Waivers.............................................................  78
12.9.  Fees and Expenses...................................................  78
12.10.  Partial Invalidity.................................................  78
12.11.  Execution in Counterparts..........................................  79
12.12.  Further Assurances.................................................  79
12.13.  Governing Law......................................................  79

                                 AGREEMENT OF MERGER



          AGREEMENT OF MERGER, dated as of May 29, 1995, among R.R. Donnelley & Sons Company, a Delaware corporation ("Parent"), Donnelley DBS, Inc., a Delaware corporation ("Mergerco"), and LAN Systems, Inc., a Delaware corporation (the "Company") (Mergerco and the Company being hereinafter sometimes referred to as the "Constituent Corporations").


                              W I T N E S S E T H:
                              - - - - - - - - - -


          WHEREAS, Mergerco is a Delaware corporation having an authorized capital of 100 shares of common stock, par value $1.00 per share, all of which are issued and outstanding and owned of record and beneficially by Parent; and

          WHEREAS, the Company is engaged in the business of systems integration, which includes but is not limited to consultation (establishing the business case behind the network decision, performance analysis, product evaluation and research, technology planning, application integration programming (seamless integration among multiple platforms)), network design, implementation (involving integration of multi-vendor, multi-protocol solutions and cross-platform environments), and training the customer on the use of the system, as well as after market service and support of the system and/or components thereof (the "Business"); and

          WHEREAS, the Board of Directors of each Constituent Corporation has approved this Agreement and has directed that this Agreement be submitted to its respective stockholders for adoption; and

          WHEREAS, Parent, Mergerco and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed among the parties as follows:


                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

          1.1. DEFINITIONS. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement. Reference herein to Schedules shall mean the schedules to the Company Letter.

          "ACCOUNTING FIRM" means the firm of independent public accountants selected by the Earn-Out Representatives and Parent.

          "AFFILIATE" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

          "AFTER TAX BASIS" means, with respect to any amount which is to be calculated or determined hereunder on an "After Tax Basis," an amount which, after taking into account (i) the increase in federal, state and foreign Taxes (including estimated Taxes) payable for all affected taxable years as a result of the event or occurrence giving rise to such calculation or determination (the "Set-Off Event"), and (ii) the reduction in federal, state and foreign Taxes (including estimated Taxes) payable (or any refund of such Taxes previously paid) for all affected taxable years as a result of such Set-Off Event shall be sufficient as of the date of such calculation or determination to compensate the affected Person for such Set-Off Event.

          "AFTER TAX GROSS PROFITS TARGET" has the meaning specified in Section 3.4.

          "AGREED ACCOUNTING PRINCIPLES" means the generally accepted accounting principles used in the preparation of the 1994 Audited Financial Statements, including, without limitation, the principles described in Schedule 1.1 and including the classification of expenses in the same manner as provided in such statements; provided that:

          (i) subject to clause (ii) below, items of revenue and cost shall be applied only once to either the Business or the I/S Outsourcing Business and shall not be double counted;

          (ii) any service or product of the type sold by the Business that is sold by the I/S Outsourcing Business shall be accounted for as a sale by the Business to the I/S Outsourcing Business at the average price that the Business charges for such service or product to unrelated third Persons (with such average price being the average price during the fourth quarter of each year); and

          (iii)  no costs, expenses or charges paid or incurred by the Company
     (A) in connection with the negotiation or consummation of the Merger, (B) in respect of the non-competition agreements contained in the Employment Agreements (provided that costs, expenses or charges in respect of other amounts payable under the Employment Agreements shall be included), or (C) in respect of accounting changes on account of the Merger or income Taxes (other than as provided in the definition of Net Income), shall be included in SG&A Expenses or otherwise be deducted in the computation of Net Income of the Business.

          "ASSOCIATE" of any Person means (i) a corporation or organization of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the Person or any of its parents or subsidiaries.

          "BALANCE SHEET" means the audited balance sheet of the Company as of December 31, 1994 included in Schedule 5.4.

          "BALANCE SHEET DATE" means December 31, 1994.

          "BANK NOTE" means the promissory note dated March 8, 1994 payable by the Company to Silicon Valley Bank in the original principal amount of $750,000.

          "BUSINESS" has the meaning specified in the second WHEREAS Clause of this Agreement.

          "BUSINESS EARN-OUT PAYMENTS" means the Business Earn-Out Payments calculated pursuant to Section 3.3.

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S)(S) 9601 et seq., any amendments thereto, any successor statutes, and any regulations promulgated thereunder.

          "CHANGE OF CONTROL OF THE COMPANY" means (i) if Parent and its Affiliates shall cease to own beneficially (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) a majority of the Company's outstanding shares of capital stock generally entitled to vote in the election of directors, or otherwise cease to have the right to elect a majority of the directors of the Company or (ii) if all or substantially all of the assets of the Company have been sold, exchanged or otherwise transferred to a Person other than Parent or one or more of its Affiliates; provided that the merger of the Company into Parent or any subsidiary of Parent shall not constitute a Change of Control of the Business, except that the merger of the Company with or into, or a transfer of the majority of the stock of the Company to, Stream shall constitute a Change of Control of the Business.

          "CLASS A PREFERRED STOCK WARRANTS" means warrant certificates dated December 30, 1988 pursuant to which the registered holders thereof are entitled, as of the date hereof, to purchase an aggregate of 67,500 shares of Company Class A Preferred Stock.

          "CLASS B PREFERRED STOCK WARRANTS" means warrant certificates dated October 17, 1989 pursuant to which the registered holders thereof are entitled, as of the date hereof, to purchase an aggregate of 64,545 shares of Company Class B Preferred Stock.

          "CLOSING" means the closing of the Merger in accordance with Article
IV.

          "CLOSING DATE" has the meaning specified in Section 4.1.

          "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

          "COMMON STOCK WARRANT EARN-OUT PAYMENTS" means the Common Stock Warrant Earn-Out Payments calculated pursuant to Section 3.6.

          "COMMON STOCK WARRANTS" means warrant certificates dated March 15, 1994 or April 20, 1994, as applicable, pursuant to which the registered holders thereof are entitled, as of the date hereof, to purchase an aggregate of 184,291 shares of Company Common Stock.

          "COMPANY" has the meaning specified in the first paragraph of this Agreement.

          "COMPANY AGREEMENTS" has the meaning specified in Section 5.21.

          "COMPANY ANCILLARY AGREEMENTS" means all agreements, instruments and documents being or to be executed and delivered by the Company under this Agreement or in connection herewith (other than the Employment Agreements).

          "COMPANY CLASS A PREFERRED STOCK" has the meaning specified in Section 5.1.

          "COMPANY CLASS B PREFERRED STOCK" has the meaning specified in Section 5.1.

          "COMPANY COMMON STOCK" has the meaning specified in Section 5.1.

          "COMPANY GROUP" means any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Effective Time, includes or has included the Company or any Subsidiary or any predecessor of or successor to the Company or any Subsidiary (or another such predecessor or successor), or any other group of corporations which, at any time on or before the Effective Date, files or has filed Tax Returns on a combined, consolidated or unitary basis with the Company or any Subsidiary or any predecessor of or successor to the Company or any Subsidiary (or another such predecessor or successor).

          "COMPANY LETTER" means the letter to be dated on or before May 31, 1995 from the Company to the Parent.

          "COMPANY PREFERRED STOCK" means the Company Class A Preferred Stock and the Company Class B Preferred Stock.

          "COMPANY PROPERTY" means any real or personal property, plant, building, facility, structure, underground storage tank, equipment or unit, or other asset currently owned or leased by the Company or any Subsidiary.

          "COMPANY'S KNOWLEDGE," "TO THE BEST KNOWLEDGE OF THE COMPANY," "KNOWN TO THE COMPANY" and any other phrase of similar import shall refer to the actual knowledge of any of the Company's corporate officers or other management employees holding the offices identified in Annex F.

          "CONFIDENTIALITY AGREEMENT" means the Nondisclosure Agreement dated June 9, 1994 between Parent and the Company.

          "CONTAMINANT" means any waste, pollutant, hazardous or toxic substance or waste, petroleum, petroleum-based substance or waste, special waste, or any constituent of any such substance or waste.

          "COURT ORDER" means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

          "DGCL" means the Delaware General Corporation Law, as amended.

          "DISSENTERS' SHARES" means shares of Company Common Stock or Company Preferred Stock with respect to which appraisal rights shall have been properly perfected in accordance with the DGCL.

          "EARN-OUT PARTICIPANTS" means those persons entitled to participate in any of the Business Earn-Out Payments, Synergy Earn-Out Payments, I/S Outsourcing Business Earn-Out Payments or Common Stock Warrant Earn-Out Payments, if any, by virtue of being (i) a holder of Company Common Stock, Stock Options or Common Stock Warrants immediately prior to the Effective Time of the Merger or (ii) a Management Participant.

          "EARN-OUT REPRESENTATIVES" means the persons listed in Annex G.

          "EFFECTIVE DATE" and "EFFECTIVE TIME" have the respective meanings specified in Section 4.2.

          "EMPLOYMENT AGREEMENTS" means the Employment and Non-Competition Agreements between the Company and Leo Spiegel and Thomas Bradbury, respectively, each in the respective forms contained in Exhibit A, and the Company and Joel Altobello (provided that he has executed an employment agreement with the Company satisfactory to Parent no later that May 31, 1995) (all such agreements to be void if the Effective Date has not occurred on or prior to June 21, 1995).

          "ENCUMBRANCE" means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title or other restriction of any kind.

          "ENVIRONMENTAL ENCUMBRANCE" means an Encumbrance in favor of any Governmental Body for (i) any liability under any Environmental Law, or (ii) damages arising from, or costs incurred by such Governmental Body in response to, a Release or threatened Release of a Contaminant into the environment.

          "ENVIRONMENTAL LAW" means all Requirements of Laws derived from or relating to all federal, state and local laws or regulations relating to or addressing the environment, including but not limited to CERCLA and RCRA and any state equivalent thereof.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, including any regulations promulgated thereunder.

          "ERISA AFFILIATE" means (i) any corporation which at any time on or before the Effective Time is or was a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company; (ii) any partnership, trade or business (whether or not incorporated) which at any time on or before the Effective Time is or was under common control (within meaning of Section 414(c) of the Code) with the Company; and (iii) any entity which at any time on or before the Effective Time is or was a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as either the Company, any corporation described in clause (i) of this paragraph or any partnership, trade or business described in clause (ii) of this paragraph.

          "EXPENSE" means any and all expenses reasonably incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter for which a right of set-off exists hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

          "FIXED CASH MERGER CONSIDERATION" means the sum of:

          (i) the cash which holders of Company Preferred Stock or Preferred Stock Warrants issued and outstanding immediately prior to the Effective Time are entitled to receive after the Effective Time pursuant to Sections 3.1(c), (d), (e) and (f);

          (ii) the cash which holders of Company Common Stock issued and outstanding immediately prior to the Effective Time are entitled to receive after the Effective Time pursuant to clause (i) of Section 3.1(g); and

          (iii) the cash which holders of Stock Options issued and outstanding immediately prior to the Effective Time are entitled to receive after the Effective Time pursuant to clause (i) of Section 3.1(h).

          "GOVERNMENTAL BODY" means any foreign, federal, state, local or other governmental authority or regulatory body.

          "GOVERNMENTAL PERMITS" has the meaning specified in Section 5.9.

          "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "INFORMATION STATEMENT" has the meaning specified in Section 5.27.

          "IRS" means the Internal Revenue Service.

          "I/S OUTSOURCING AFTER TAX GROSS PROFITS" of the I/S Outsourcing Business means for any Measurement Period:

          (i) the Total Revenues of the I/S Outsourcing Business for such Measurement Period, minus
                        -----
          (ii) the Cost of Goods Sold by the I/S Outsourcing Business with respect to such Measurement Period (the excess of the amount described in clause (i) above over the amount described in this clause (ii) being referred to in this definition as "Gross Profits"), minus

          (iii) the product determined by multiplying (x) 43% (being the assumed combined effective rate for income and similar Taxes to be used in calculating I/S Outsourcing After Tax Gross Profits) times (y) Gross Profits for such Measurement Period.

          "I/S OUTSOURCING BUSINESS" means the management by Parent or any of its subsidiaries (other than Stream International Inc. or any of its subsidiaries) of clients' information systems, including hardware, software, application development, local area network/wide area network management, system administration, backups, help desks and the personnel required to provide these services.

          "I/S OUTSOURCING BUSINESS EARN-OUT PAYMENTS" means the I/S Outsourcing Business Earn-Out Payments calculated pursuant to Section 3.4.

          "INTELLECTUAL PROPERTY" means Patent Rights, Software, Trademarks and Trade Secrets.

          "LEASED REAL PROPERTY" has the meaning specified in Section 5.11.

          "LETTER OF INTENT" means the Letter of Intent dated as of April 10, 1995 among Parent, the Company and certain Stockholders of the Company.

          "LINE OF CREDIT" means the line of credit with Silicon Valley Bank pursuant to which the Company has the ability to have outstanding borrowings in the aggregate principal amount not to exceed $1.5 million.

          "LOSS" means any and all losses, costs, settlement payments, awards, judgments, fines, penalties, damages, expenses, or other charges.

          "MANAGEMENT PARTICIPANT" has the meaning specified in Section 3.9.

          "MATERIAL ADVERSE EFFECT" means any change or effect that is materially adverse to the properties, assets, business, financial condition or results of operations of the applicable Person or Persons, taken as a whole.

          "MEASUREMENT PERIODS" means the period commencing on June 15, 1995 and ending on December 31, 1995 and each of the twelve month periods ending December 31, 1996, 1997 and 1998.

          "MERGER" has the meaning specified in Section 2.1.

          "MERGERCO" has the meaning specified in the first paragraph of this Agreement.

          "NET INCOME" of the Business means for any Measurement Period:

          (i) the Total Revenues of the Business for such Measurement Period, minus

          (ii) the Total Cost of Goods Sold by the Business with respect to such Measurement Period, minus

          (iii)  either:

                 (A) if Total Revenues of the Business for such Measurement Period are less than or equal to the Total Revenue Target for such Measurement Period, the product determined by multiplying (x) 31.5% times (y) the amount described in clause (i) above, or

                 (B) if Total Revenues of the Business for such Measurement Period are greater than the Total Revenue Target for such Measurement Period, an amount equal to the sum of (x) the product determined by multiplying (1) 31.5% times (2) the Total Revenue Target for such Measurement Period, plus (y) the product of (1) 15% times (2) the excess of Total Revenues of the Business for such Measurement Period over the Total Revenue Target for such Measurement Period (the excess of the amount described in clause (i) above over the amounts described in clause (ii) above and this clause (iii) being referred to in this definition as "Income Before Taxes"), minus

          (iv) the product determined by multiplying (x) 43% (being the assumed combined effective rate for income and similar Taxes to be used in calculating Net Income) times (y) Income Before Taxes for such Measurement Period.

          "NET INCOME TARGET" has the meaning specified in Section 3.3.

          "1994 AUDITED FINANCIAL STATEMENTS" means the audited consolidated balance sheet of the Company and subsidiaries as of December 31, 1994 and the related audited consolidated statement of income, shareholders' equity and cash flows for the year then ended, together with the appropriate notes to such financial statements, accompanied by the report thereon of Arthur Andersen LLP, independent public accountants, that are included in Schedule 5.4.

          "OPTION AND WARRANT EXERCISE AMOUNTS" means the sum of (i) the aggregate of the exercise prices of all Stock Options exercised after the date hereof and prior to the Effective Time plus (ii) the aggregate of the warrant prices of all Preferred Stock Warrants exercised after the date hereof and prior to the Effective Time.

          "PARENT" has the meaning specified in the first paragraph of this Agreement.

          "PARENT ANCILLARY AGREEMENTS" means all agreements, instruments and documents being or to be executed and delivered by Parent under this Agreement or in connection herewith.

          "PARENT GROUP MEMBER" means Parent and its Affiliates and their respective successors and assigns, including, after the Effective Time, the Surviving Corporation.

          "PATENT RIGHTS" means United States and foreign patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether or not patentable) or improvements thereto.

          "PERMITTED ENCUMBRANCES" means (a) liens for taxes and other governmental charges and assessments which are not yet due and payable or which are described in Schedule 5.7, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, (c) liens, deposits or pledges to secure the performance of contracts, leases or obligations arising in the ordinary course of business and (d) other liens or imperfections on property which are not material in amount, do not interfere with, and are not violated by the consummation of the transactions contemplated by this Agreement, and do not materially detract from the value or marketability of, or materially impair the existing use of, the property affected by such lien or imperfection.

          "PERSON" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

          "PREFERRED STOCK WARRANTS" means the Class A Preferred Stock Warrants and the Class B Preferred Stock Warrants.

          "PRELIMINARY EARN-OUT REPORT" has the meaning specified in Section
3.8.

          "QUARTERLY EARN-OUT REPORT" has the meaning specified in Section 3.8.

          "RCRA" means the Resource Conservation and Recovery Act, 42 U.S.C.
(S)(S) 6901 et seq., and any successor statute, and any regulations promulgated thereunder.

          "RELEASE" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any Company Property.

          "REMEDIAL ACTION" means actions required by Environmental Laws to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threatened Release or minimize the further Release of Contaminants or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

          "REQUIREMENTS OF LAWS" means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including, without limitation, those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or common law.

          "SERIAL PREFERRED STOCK" has the meaning specified in Section 5.1.

          "SG&A EXPENSE TARGET" has the meaning specified in Section 3.5.

          "SG&A EXPENSES" means, with respect to any Measurement Period, those items of expense of the type described in Schedule 1.1 (comprising all expenses other than costs of goods sold and income Taxes) incurred or accrued with respect to the Business during such Measurement Period.

          "SOFTWARE" means computer software programs and software systems, including, without limitation, all databases, compilations, tool sets, compilers, higher level or "proprietary" languages, related documentation and materials, whether in source code, object code or human readable form.

          "STOCK OPTIONS" means the option agreements granted under the Company's 1990 Stock Plan for the purchase of an aggregate of 456,160 shares of Company Common Stock.

          "STOCKHOLDERS" has the meaning specified in Section 5.27.

          "STOCKHOLDERS' MEETING" has the meaning specified in Section 5.27.

          "STREAM" means Stream International Inc., a Delaware corporation, or one or more of its subsidiaries.

          "SUBSIDIARY" has the meaning specified in Section 5.2.

          "SURVIVING CORPORATION" has the meaning specified in Section 2.1.

          "SYNERGY EARN-OUT PAYMENTS" means the Synergy Earn-Out Payments calculated pursuant to Section 3.5.

          "TAX" (and, with correlative meaning, "Taxes" and "Taxable") shall mean:

          (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority; and

          (ii) any liability of the Company or any Subsidiary for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of the Company or any Subsidiary under any Tax Sharing Arrangement or Tax indemnity arrangement.

          "TAX RETURN" means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

          "TAX SHARING ARRANGEMENT" shall mean any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes the Company or any Subsidiary.

          "TOTAL COST OF GOODS SOLD" of the Business or the I/S Outsourcing Business, as the case may be, means for any Measurement Period the total cost of goods sold of the Business or the I/S Outsourcing Business, as the case may be, for such Measurement Period determined in accordance with the Agreed Accounting Principles.

          "TOTAL REVENUE TARGET" for a Measurement Period means the Total Revenue Target for such Measurement Period set forth in Annex A.

          "TOTAL REVENUES" of the Business or the I/S Outsourcing Business, as the case may be, means for any Measurement Period the total net revenues of the Business or the I/S Outsourcing Business, as the case may be, for such Measurement Period determined in accordance with the Agreed Accounting Principles.

          "TRADEMARKS" means United States, state and foreign trademarks, service marks, logos, trade dress and trade names, whether registered or unregistered, and pending applications to register the foregoing.

          "TRADE SECRETS" means confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans, or other proprietary information.


                                  ARTICLE II

                                  THE MERGER

          2.1. SURVIVING CORPORATION. Subject to the conditions contained herein and in accordance with the provisions of this Agreement and the DGCL, at the Effective Time Mergerco shall be merged with and into the Company. Such merger is herein called the "Merger." Upon the effectiveness of the Merger, the separate existence of Mergerco shall cease (except to the extent provided by law in the case of a corporation after its merger into another corporation) and the Company shall continue as the surviving corporation (the "Surviving Corporation"), unaffected and unimpaired by the Merger, under the laws of the State of Delaware.

          2.2. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Sections 259 through 261 of the DGCL.

          2.3.  CERTIFICATE OF INCORPORATION, BY-LAWS, DIRECTORS AND OFFICERS.
(a) At the Effective Time:

          (i) Article SECOND of the Certificate of Incorporation, as amended, of the Company shall be amended to read in its entirety as follows:

                 "The registered office of this Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, in the State of Delaware. The name of its registered agent at such address is The Corporation Trust Company."; and

          (ii) Article FOURTH of the Certificate of Incorporation, as amended, of the Company shall be amended to read in its entirety as follows:

                 "The total number of shares of all classes of capital stock which this Corporation shall have the authority to issue is 1,000 shares of Common Stock, with a par value of $1.00 per share.".

As so amended, the Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation after such date, and thereafter may be amended in accordance with the terms and as provided by applicable law.

          (b) At the Effective Time the By-Laws of the Company, as in effect immediately prior to the Effective Time, shall continue as the By-Laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by the Certificate of Incorporation of the Surviving Corporation or by applicable law.

          (c) From and after the Effective Time until their respective successors are duly elected and qualified, the directors of the Surviving Corporation shall be Ronald G. Eidell, Barton L. Faber and Thomas Quarles, and the officers of the Surviving Corporation shall be as follows:

                    Rhonda I. Kochlefl - Chairman
                    Thomas Bradbury  - President
                    Leo Spiegel - Executive Vice President and
                                  Chief Technology Officer
                    Joel Altobello - Vice President and Chief
                                     Financial Officer
                    Ronald G. Eidell - Treasurer
                    Deborah M. Regan - Secretary

                                  ARTICLE III

                  CONVERSION OF SHARES, WARRANTS AND OPTIONS
                  ------------------------------------------

          3.1. CONVERSION TERMS. As of the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of the Company or
Mergerco:

          (a) Each share of common stock of Mergerco issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

          (b) All shares of Company Common Stock and Company Preferred Stock that immediately prior to the Effective Time are held in the treasury of the Company shall be cancelled and no capital stock of the Surviving Corporation, cash or other consideration shall be paid or delivered in exchange therefor.

          (c) Each share of Company Class A Preferred Stock issued and outstanding immediately prior to the Effective Time, except Dissenters' Shares and taking into account the cancellation of shares of Company Class A Preferred Stock pursuant to Section 3.1(b), shall be converted into and become the right to receive, at the time provided in Section 3.13, $9.83 in cash.

          (d) Each share of Company Class B Preferred Stock issued and outstanding immediately prior to the Effective Time, except Dissenters' Shares and taking into account the cancellation of shares of Company Class B Preferred Stock pursuant to Section 3.1(b), shall be converted into and become the right to receive, at the time provided in Section 3.13, $12.12 in cash.

          (e) Each Class A Preferred Stock Warrant issued and outstanding immediately prior the Effective Time shall be converted into and become the right to receive, at the time provided in Section 3.13, $4.00 in cash (being $8.00 minus the current Warrant Price as provided in the Class A Preferred Stock Warrants).

          (f) Each Class B Preferred Stock Warrant issued and outstanding immediately prior to the Effective Time shall be converted into and become the right to receive, at the time provided in Section 3.13, $5.50 in cash (being $11.00 minus the current Warrant Price as provided in the Class B Preferred Stock Warrants).

          (g) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, except

Dissenters' Shares and taking into account the cancellation of shares of Company Common Stock pursuant to Section 3.1(b), shall be converted into and become:

            (i) the right to receive, at the time provided in Section 3.13, $6.00 in cash;

           (ii) the right to receive, at the time provided in Section 3.13, an amount of cash equal to the quotient determined by dividing (x) the product of one-half times any Business Earn-Out Payment by (y) 1,469,916 (being the sum of (1) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, plus (2) the total number of shares of Company Common Stock issuable upon the exercise of all Stock Options outstanding immediately prior to the Effective Time);

          (iii) the right to receive, at the time provided in Section 3.13, an amount of cash equal to the quotient determined by dividing (x) the product of one-half times any Synergy Earn-Out Payment by (y) 1,469,916 (being the sum of (1) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, plus (2) the total number of shares of Company Common Stock issuable upon the exercise of all Stock Options outstanding immediately prior to the Effective Time); and

           (iv) the right to receive, at the time provided in Section 3.13, an amount of cash equal to the quotient determined by dividing (x) the product of one-half times any I/S Outsourcing Business Earn-Out Payment, by (y) 1,654,207 (being the sum of (1) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, plus (2) the total number of shares of Company Common Stock issuable upon the exercise of all Stock Options, plus (3) the total number of shares of Company Common Stock issuable upon the exercise of all Common Stock Warrants issued and outstanding immediately prior to the Effective Time).

     (h) Each Stock Option issued and outstanding immediately prior to Effective Time shall be exchanged for and become, with respect to each share of Company Common Stock issuable upon exercise of such Stock Option:

            (i) the right to receive, at the time provided in Section 3.13, $6.00 in cash, less the exercise price for each share of Company Common Stock issuable upon the exercise of such Stock Option;

           (ii) the right to receive, at the time provided in Section 3.13, an amount of cash equal to the quotient determined by dividing (x) the product of one-half times any Business Earn-Out Payment by (y) 1,469,916 (being the sum of (1) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, plus (2) the total number of shares of Company Common Stock issuable upon the exercise of all Stock Options outstanding immediately prior to the Effective Time);

          (iii) the right to receive, at the time provided in Section 3.13, an amount of cash equal to the quotient determined by dividing (x) the product of one-half times any Synergy Earn-Out Payment by (y) 1,469,916 (being the sum of (1) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, plus (2) the total number of shares of Company Common Stock issuable upon the exercise of all Stock Options outstanding immediately prior to the Effective Time); and

           (iv) the right to receive, at the time provided in Section 3.13, an amount of cash equal to the quotient determined by dividing (x) the product of one-half times any I/S Outsourcing Business Earn-Out Payment, by (y) 1,654,207 (being the sum of (1) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, plus (2) the total number of shares of Company Common Stock issuable upon the exercise of all Stock Options, plus (3) the total number of shares of Company Common Stock issuable upon the exercise of all Common Stock Warrants issued and outstanding immediately prior to the Effective Time);

provided, however, that amounts which the holder of a Stock Option shall be entitled to receive pursuant to this Section 3.1(h) shall be reduced by all Taxes (including, without limitation, income and social security Taxes) which under any applicable law are required to be withheld by the Company.

     (i) Each Common Stock Warrant issued and outstanding immediately prior to the Effective Time shall be converted into and become, with respect to each share of Company Common Stock issuable upon the conversion of such Warrant:

            (i) the right to receive, at the time provided in Section 3.13, cash in an amount equal to the quotient determined by dividing (i) any Common Stock Warrant Earn-Out Payment by (ii) 184,291 (being the total number of shares of Company Common Stock issuable upon the exercise of all Common Stock Warrants outstanding immediately prior to the Effective Time); and

           (ii) the right to receive, at the time provided in Section 3.13, an amount of cash equal to the quotient determined by dividing (x) the product of one-half times any I/S Outsourcing Business Earn-Out Payment, by (y) 1,654,207 (being the sum of (1) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, plus (2) the total number of shares of Company Common Stock issuable upon the exercise of all Stock Options, plus (3) the total number of shares of Company Common Stock issuable upon the exercise of all Common Stock Warrants issued and outstanding immediately prior to the Effective Time).

     3.2.  MAXIMUM FIXED CASH MERGER CONSIDERATION; MAXIMUM EARN-OUT PAYMENTS.
(a) Notwithstanding anything in this Agreement to the contrary, in no event shall the Fixed Cash Merger Consideration payable in connection with the Merger exceed the sum of $14,900,000 plus the Option and Warrant Exercise Amounts. The dollar amounts included in Sections 3.1(c), (d), (e) and (f), clause (i) of
Section 3.1(g) and clause (i) of Section 3.1(h) are based on the representations and warranties of the Company contained in Section 5.1(b). If the Company notifies Parent and Mergerco before the Effective Time that the information contained in Section 5.1(b) is not correct as of the Effective Date, the parties agree to amend this Agreement to make appropriate changes in such dollar amounts.

     (b) Notwithstanding anything in this Agreement to the contrary, in no event shall the total amount of the Business Earn-Out Payments, the I/S Outsourcing Business Earn-Out Payments and the Synergy Earn-Out Payments paid to the Earn-Out Participants exceed $12,100,000 (it being understood that the Common Stock Warrant Earn-Out Payments shall not be included in such total). If the Business Earn-Out Payments, the I/S Outsourcing Business Earn-Out Payments and the Synergy Earn-Out Payments with respect to any Measurement Period would, if added to the aggregate Business Earn-Out Payments, I/S Outsourcing Business Earn-Out Payments and Synergy Earn-Out Payments with respect to all prior Measurement Periods, exceed $12,100,000, the aggregate Business Earn-Out Payments, I/S Outsourcing Business Earn-Out Payments and Synergy Earn-Out Payments payable with respect to such Measurement Period, as limited by the first sentence of this Section 3.2(b), shall be allocated ratably among the Earn-Out Participants entitled to receive such payments in accordance with the amounts that would have been payable to such Earn-Out Participants with respect to such Measurement Period if such limitation had not been applicable.

     (c) Notwithstanding anything in this Agreement to the contrary, in no event shall the total amount of the Common Stock Warrant Earn-Out Payments exceed $825,000.

     3.3. BUSINESS EARN-OUT PAYMENTS. (a) Annex B includes the Net Income Target for the Business for each Measurement Period (each such target being referred to as a "Net Income Target").

     (b)  Subject to the provisions of Sections 3.2(b), 3.11 and 3.12:

          (i) if the Net Income of the Business for any Measurement Period is less than 80 percent of the Net Income Target for such Measurement Period, the Business Earn-Out Payment for such Measurement Period shall be zero;

          (ii) if the Net Income of the Business for any Measurement Period is at least 80 percent and less than 90 percent of the Net Income Target for such Measurement Period, the Business Earn-Out Payment for such Measurement Period shall equal the earn-out payment specified for the applicable "Percentage of Net Income Target Attained" included in Annex B for such Measurement Period; provided that if the Percentage of Net Income Target attained is not a whole amount, such percentage shall be calculated to two decimal points and the Business Earn-Out Payment for such Measurement Period shall be extrapolated on a straight line basis from the amounts identified in Annex B; and

         (iii) if the Net Income of the Business for any Measurement Period is 90 percent or more of the Net Income Target for such Measurement Period, the Business Earn-Out Payment for such Measurement Period shall equal the sum of:

                (A) the earn-out payment specified in Annex B for such Measurement Period assuming that the Net Income of the Business is equal to 90% of the Net Income Target for such Measurement Period, plus

                (B) one-half of the amount by which the Net Income of the Business for such Measurement Period exceeds 90 percent of the Net Income Target for such Measurement Period; plus

                (C) if the Net Income of the Business for such Measurement Period is more than 100% percent of the Net Income Target for such Measurement Period, an additional 20 percent of the amount by which the Net Income of the Business exceeds the Net Income Target for such Measurement Period.

          (c) Subject to Section 3.2(b), the amount of a Business Earn-Out Payment for a Measurement Period shall have no effect on the Business Earn-Out Payment for any subsequent Measurement Period.

          3.4. I/S OUTSOURCING BUSINESS EARN-OUT PAYMENTS. (a) Annex C includes the After Tax Gross Profit Target for the I/S Outsourcing Business for each Measurement Period (each such target being referred to as an "After Tax Gross Profits Target").

          (b)  Subject to the provisions of Sections 3.2(b), 3.11 and 3.12:

          (i) if the I/S Outsourcing After Tax Gross Profits for any Measurement Period is less than the After Tax Gross Profits Target for any such Measurement Period, then the I/S Outsourcing Business Earn-Out Payment for such Measurement Period shall equal zero; and

          (ii) if the I/S Outsourcing After Tax Gross Profits for any Measurement Period exceeds the After Tax Gross Profits Target for any such Measurement Period, then the I/S Outsourcing Business Earn-Out Payment for such Measurement Period shall equal:

               (A) in the case of any Measurement Period other than the one ending December 31, 1998, one-half of the excess of the I/S Outsourcing After Tax Gross Profits for such Measurement Period over the After Tax Gross Profits Target for such Measurement Period; and

               (B) in the case of the Measurement Period ending December 31, 1998, 75% of the excess of the I/S Outsourcing After Tax Gross Profits for such Measurement Period over the After Tax Gross Profits Target for such Measurement Period.

          (c) Subject to Section 3.2(b), the amount of an I/S Outsourcing Business Earn-Out Payment for a Measurement Period shall have no effect on the I/S Outsourcing Earn-Out Payment for any subsequent Measurement Period.

          3.5. SYNERGY EARN-OUT PAYMENTS. (a) Subject to the provisions of Sections 3.2(b), 3.11 and 3.12:

          (i) if the SG&A Expenses of the Business for any Measurement Period are equal to or greater than 29.5% of the Total Revenues of the Business for such Measurement Period (the "SG&A Expense Target"), the Synergy Earn-Out Payment for such Measurement Period shall be zero; and

          (ii) if the SG&A Expenses of the Business for any Measurement Period are less than the SG&A Expense Target for such Measurement Period, the Synergy Earn-Out Payment for such Measurement Period shall be equal to:

               (A) the product determined by multiplying (1) 50% times (2) the excess of the SG&A Expense Target for such Measurement Period over the SG&A Expenses of the Business for such Measurement Period, minus

               (B) the product determined by multiplying (1) 43% times (2) the amount described in clause (A) for such Measurement Period.

          (b) Subject to Section 3.2(b), the amount of a Synergy Earn-Out Payment for a Measurement Period shall have no effect on the Synergy Earn-Out Payment for any subsequent Measurement Period.

          3.6. COMMON STOCK WARRANT EARN-OUT PAYMENT. Subject to the provisions of Sections 3.2(c), 3.11 and 3.12:

          (a) if the Net Income of the Business for the Measurement Period ending December 31, 1995 is equal to or greater than the Net Income Target for such Measurement Period, then the Common Stock Warrant Earn-Out Payment for such Measurement Period shall equal $400,000; if the Net Income of the Business for such Measurement Period is less than the Net Income Target for such Measurement Period, then the Common Stock Warrant Earn-Out Payment for such Measurement Period shall equal the product of (x) $400,000 times (y) a fraction, the numerator of which is the Net Income of the Business for such Measurement Period and the denominator of which is the Net Income Target for such Measurement Period;

          (b) if the Net Income of the Business for the Measurement Period ending December 31, 1996 is equal to or greater than the Net Income Target for such Measurement Period, then the Common Stock Warrant Earn-Out Payment for such Measurement Period shall equal $425,000; if the Net Income of the Business for such Measurement Period is less than the Net Income Target for such Measurement Period, then the Common Stock Warrant Earn-Out Payment for such Measurement Period shall equal the product of (x) $425,000 times (y) a fraction, the numerator of which is the Net Income of the Business for such Measurement Period and the denominator of which is the Net Income Target for such Measurement Period; and

          (c) if the aggregate Common Stock Warrant Earn-Out Payments for the Measurement Periods ending December 31, 1995 and December 31, 1996 are less than $570,000 (the amount by which such payments are less than $570,000 being referred to herein as the "Common Stock Warrant Earn-Out

     Deficit"), there shall be an additional Common Stock Warrant Earn-Out Payment with respect to the Measurement Period ending December 31, 1997 calculated as follows:

               (i) if the Net Income of the Business for such Measurement Period equals or is greater than 50 percent of the Net Income Target for such Measurement Period, then the Common Stock Warrant Earn-Out Payment for such Measurement Period shall be equal to the Common Stock Warrant Earn-Out Deficit; and

               (ii) if the Net Income of the Business for such Measurement Period is less than 50 percent of the Net Income Target for such Measurement Period, then the Common Stock Warrant Earn-Out Payment for such Measurement Period shall be equal to the product of (x) the Common Stock Warrant Earn-Out Deficit times (y) a fraction, the numerator of which is the Net Income of the Business for such Measurement Period and the denominator of which is 50 percent of the Net Income Target for such Measurement Period.

          (d) Subject to Section 3.2(c) and except as provided in Section 3.6(c), the amount of a Common Stock Warrant Earn-Out Payment for a Measurement Period shall have no effect on the Common Stock Warrant Earn-Out Payment for any subsequent Measurement Period.

          3.7. OPERATIONS AFTER THE EFFECTIVE TIME. (a) The control of the Company on and after the Effective Time will rest ultimately with Parent and, except as provided in Section 3.7(b), none of the Earn-Out Participants shall have any right as Earn-Out Participants to object to the manner in which the Business or the I/S Outsourcing Business is conducted after the Effective Time. It is the current intention of Parent that following the Effective Time (i) the Company will remain a wholly owned subsidiary of Parent and (ii) the Company will be included as part of the Donnelley Business Services Division of the Donnelley Information Services business unit, but nothing herein shall give the Earn-Out Participants any rights to prevent the merger of the Company into Parent or any subsidiary of Parent, any sale or transfer of any shares of the Company to any third Person or any Change of Control of the Company or to prevent any changes in the manner in which Parent structures its business units for operational or financial reporting. Notwithstanding the foregoing, Parent acknowledges its desire to pursue and support the Business and I/S Outsourcing Business after the Effective Date in such a manner that will provide to the Earn-Out Participants the opportunity to receive such payments hereunder as are dependent on the performance of the Business or the I/S Outsourcing Business. Parent hereby represents and warrants that it is not a party to or bound by any agreement, including but not limited to any agreement with Stream, that would prevent the

Parent or any of its subsidiaries (other than Stream) from pursuing the Business or I/S Outsourcing Business.

          (b) Within 30 days following the end of each calendar quarter, if the Earn-Out Representatives believe in good faith that a business decision with respect to the Business or the I/S Outsourcing Business made or implemented by Parent without the approval of the Earn-Out Representatives in such capacities during the period that is the subject of the Quarterly Earn-Out Report or the last quarter covered by a Preliminary Earn-Out Report (a "Business Decision") has materially changed or is reasonably expected to change the emphasis being placed on the Business or the I/S Outsourcing Business from that contemplated at the time of execution of this Agreement or materially changed the manner of operations of, or the products or services provided by, the Business from the manner of operations of, or the products or services provided by, the Company at the time of execution of this Agreement in such a way that has had or is reasonably expected to have an adverse effect on the ability of the Business or the I/S Outsourcing Business to earn the maximum amount of Earn-Out payments hereunder or if Parent (or one or more of its subsidiaries, except for Stream, so long as Parent does not actually control Stream) materially competes with the Business or the I/S Outsourcing Business ("Competitive Activity") in such a way that has had or is reasonably expected to have such an effect, then the Earn-Out Representatives may deliver to Parent a written report (an "Objection Report") listing such Business Decisions or Competitive Activity and specifying in reasonable detail what adverse effect the Earn-Out Representatives believe such Business Decisions or Competitive Activity have had or are reasonably believed to have on such ability. Upon receipt of any Objection Report, Parent and the Earn-Out Representatives will seek to resolve any concerns raised in such report, including discussing whether the Business Decisions or Competitive Activity discussed in such Objection Report have had or are reasonably expected to have such an adverse effect, and if so, any equitable adjustments that should be made to negate such adverse effect. If any such Business Decision or Competitive Activity discussed in such Objection Report has had or is reasonably expected to have such an adverse effect, then equitable adjustments to negate such adverse effect shall be made. In addition, if any agreement between Parent and Stream actually restricts or limits the volume of the Business or I/S Outsourcing Business that can be conducted, equitable adjustments with respect to the ability to receive earn-out payments hereunder to negate any such adverse effect shall be made. Any determination agreed to by Parent and the Earn-Out Representatives shall be conclusive and binding on Parent and the Earn-Out Participants.

          3.8. CALCULATION OF EARN-OUT PAYMENTS. (a) Not later than 45 days following the completion of each calendar quarter during a Measurement Period (other than the quarter ending June

30, 1995 and other than the fourth quarter of any Measurement Period), Parent shall deliver to the Earn-out Representatives, a certificate (signed by the financial director of the Donnelley Information Services business unit or by the chief financial officer or chief accounting officer of Parent) (each such certificate being referred to as a "Quarterly Earn-Out Report") setting forth, with respect to such calendar quarter and with respect to the period commencing on the first day of such Measurement Period and ending of the last day of such quarter (and comparable information with respect to the previous year), Parent's determination of (i) Total Revenues of the Business and Total Cost of Goods Sold of the Business, (ii) Total Revenues of the I/S Outsourcing Business and Total Cost of Goods Sold of the I/S Outsourcing Business, and (iii) Total SG&A Expenses of the Business.

          (b) Not later than 30 days following the publication of audited consolidated financial statements of Parent and its subsidiaries for a calendar year, Parent shall deliver to each Earn-Out Participant a certificate (signed by the financial director of the Donnelley Information Services business unit or by the chief financial officer or chief accounting officer of Parent) (each such certificate being referred to as a "Preliminary Earn-Out Report") setting forth:

          (i) Parent's determination with respect to the Measurement Period ending on the last day of such calendar year, of (A) Total Revenues of the Business and Total Cost of Goods Sold of the Business, (B) Total Revenues of the I/S Outsourcing Business and Total Cost of Goods Sold of the I/S Outsourcing Business, and (C) Total SG&A Expenses of the Business; and

          (ii) Parent's determination of the Business Earn-Out Payment, I/S Outsourcing Business Earn-Out Payment, Synergy Earn-Out Payment and Common Stock Warrant Earn-Out Payment for such Measurement Period.

          (c) Promptly following receipt of the Preliminary Earn-Out Report, the Earn-Out Representatives may review the same and, within 30 days after the date of such receipt, may deliver to Parent a certificate setting forth their objections (including an objection that they have not received information reasonably requested by them to verify the information reflected in such Report) to the determinations set forth in the Preliminary Earn-Out Report, together with a summary of the reasons therefor and calculations which, in its view, are necessary to eliminate such objections. If the Earn-Out Representatives do not so object within such 30-day period, the determinations set forth in the Preliminary Earn-Out Report shall be final and binding on Parent and each of the Earn-Out Participants.

          (d) If the Earn-Out Representatives so object within such 30-day period, Parent and the Earn-Out Representatives shall use their reasonable efforts to resolve by written agreement (the "Agreed Adjustments") any differences as to the determinations set forth in the Preliminary Earn-Out Report and, if the Earn-Out Representatives and Parent so resolve any such differences, the determinations set forth in the Preliminary Earn-Out Report as adjusted by the Agreed Adjustments shall be final and binding on Parent and each of the Earn-Out Participants.

          (e) If any objections timely raised by the Earn-Out Representatives are not resolved by Agreed Adjustments within the 15-day period next following such 30-day period, then Parent and the Earn-Out Representatives shall submit the objections that are then unresolved to the Accounting Firm who shall be directed by Parent and the Earn-Out Representatives to seek to resolve the unresolved objections as promptly as reasonably practicable and to deliver written notice to each of Parent and the Earn-Out Representatives setting forth its resolution of the disputed matters, and the determinations set forth in the Preliminary Earn-Out Report as adjusted by the Agreed Adjustments and by its resolution of such objections shall be final and binding on Parent and each of the Earn-Out Participants.

          (f) The parties hereto shall make available to Parent, the Earn-Out Representatives (and their respective representatives) and, if applicable, the Accounting Firm, such books, records and other information (including work papers) as any of the foregoing may reasonably request to prepare or review any Preliminary Earn-Out Report or Quarterly Earn-Out Report or any matters submitted to the Accounting Firm.

          (g) The fees and expenses of the Accounting Firm shall be paid by Parent if the determination by the Accounting Firm of the unresolved objections submitted to it pursuant to Section 3.8(e) was closer to the position taken by the Earn-Out Representatives than to the position taken by Parent and shall be paid by the Earn-Out Participants if the determination by the Accounting Firm of the unresolved objections submitted to it pursuant to Section 3.8(e) was closer to the position taken by Parent than to the position taken by the Earn-Out Representatives. Unless otherwise directed by the Earn-Out Representatives, any fees and expenses payable by the Earn-Out Participants pursuant to this Section 3.8(g) shall be, to the extent available, paid and set-off from any amounts otherwise payable to Earn-Out Participants.

          3.9. PARTICIPATION OF MANAGEMENT PARTICIPANTS IN CERTAIN EARN-OUT PAYMENTS. (a) Set forth in Schedule 3.9 is a list of those current employees of the Company who are entitled to participate in the Business Earn-Out Payments, I/S Outsourcing Business Earn-Out Payments and Synergy Earn-Out Payments, including the relative participations of such person in the portion of any such payments to be made to Management Participants. The persons named in Schedule 3.9, as amended in accordance with this Section 3.9, are collectively referred to as the "Management Participants". If any Management Participant ceases to be employed by the Company (or Parent or any Affiliate of Parent) for any reason during a Measurement Period (such person being referred to herein as a "Terminated Management Participant"), Schedule 3.9 shall be amended to remove such person effective as of the date of cessation of employment; provided, that none of Thomas Bradbury, Leo Spiegel or Joel Altobello (provided that he has executed an employment agreement with the Company satisfactory to Parent no later that May 31, 1995) shall be removed from
Schedule 3.9 (and thus shall not cease to be Management Participants) upon his cessation of employment by the Company (or Parent or any Affiliate of Parent) for any reason so long as he is in compliance with any applicable non-competition provisions contained in his Employment Agreement. Any Terminated Management Participant shall be entitled to share in any Business Earn-Out Payments, I/S Outsourcing Business Earn-Out Payments and Synergy Earn-Out Payments for the Measurement Period during which such employee became a Terminated Management Participant but such Terminated Management Participant's share shall be equal to the product of (x) the amount that such Terminated Management Participant would have been entitled to receive had he been a Management Participant for the entire Measurement Period, times (y) a fraction, the numerator of which is the number of days in such Measurement Period that such employee was a Management Participant and the denominator of which is the total number of days in such Measurement Period. If there is a Terminated Management Participant, Parent shall have the right to designate as a Management Participant, with such participation percentage and with such effective date (not earlier than the date of termination of such Terminated Management Participant) as Parent shall determine, one or more employees (any employee so designated being referred to herein as a "Replacement Management Participant") involved in the Business or the I/S Outsourcing Business (whether or not such employee was an employee of the Company prior to the Effective Time), and to amend Schedule 3.9 accordingly; provided, that in no event shall the relative participation of any Management Participant who is not a Terminated Management Employee be reduced. Any Replacement Management Participant shall be entitled to share in any Business Earn-Out Payments, I/S Outsourcing Business Earn-Out Payments and Synergy Earn-Out Payments for the Measurement Period during which such employee became a Replacement Management Participant but such Replacement Management Participant's share shall be equal to the product of (x) the amount that such Replacement Management Participant would have been entitled to receive had he been a Management Participant for the entire Measurement Period, times
(y) a fraction, the numerator of which is the number of days in such Measurement Period that such employee was a Management Participant and the denominator of which is the total number of days in such Measurement Period. If, during any Measurement

Period, the participation percentages are not fully allocated to Management Participants for all days during such Measurement Period, any amounts payable to Management Participants with respect to Business Earn-Out Payments, I/S Outsourcing Business Earn-Out Payments and Synergy Earn-Out Payments for such Measurement Period shall be increased pro rata to the extent that the entire amounts payable under Sections 3.9(b), (c) and (d) are paid to Management Participants. Nothing in this Agreement shall confer upon any Management Participant any rights of continued employment by the Company or any employment by the Parent or any Affiliate of Parent.

          (b) Fifty percent of each Business Earn-Out Payment will be distributed to the Management Participants, with the portion of each Business Earn-Out Payment to be paid to each such Management Participant being determined (except as otherwise provided in Section 3.9(a)) by multiplying the aggregate payment amount by the relative participation of such Management Participant as set forth in Schedule 3.9, as amended in accordance with Section 3.9(a); provided, however, that any amount distributed pursuant to this Section 3.9(b) shall be reduced by all Taxes (including, without limitation, income and social security Taxes) which under any applicable law are required to be withheld by the Company.

          (c) Fifty percent of each I/S Outsourcing Business Earn-Out Payment will be distributed to the Management Participants, with the portion of each I/S Outsourcing Earn-Out Payment to be paid to each such Management Participant being determined (except as otherwise provided in Section 3.9(a)) by multiplying the aggregate payment amount by the relative participation of such Management Participant as set forth in Schedule 3.9, as amended in accordance with Section 3.9(a); provided, however, that any amount distributed pursuant to this Section 3.9(c) shall be reduced by all Taxes (including, without limitation, income and social security Taxes) which under any applicable law are required to be withheld by the Company.

          (d) Fifty percent of each Synergy Earn-Out Payment will be distributed to the Management Participants, with the portion of each Synergy Earn-Out Payment to be paid to each such Management Participant being determined (except as otherwise provided in Section 3.9(a)) by multiplying the aggregate payment amount by the relative participation of such Management Participant as set forth in Schedule 3.9, as amended in accordance with Section 3.9(a); provided, however, that any amount distributed pursuant to this Section 3.9(d) shall be reduced by all Taxes (including, without limitation, income and social security Taxes) which under any applicable law are required to be withheld by the Company.

          3.10. NON-ASSIGNABILITY; DELIVERY OF EARN-OUT PAYMENTS. (a) The right of any Earn-Out Participant to receive any Business Earn-Out Payment, Common Stock Warrant Earn-Out Payment, I/S Outsourcing Business Earn-Out Payment or Synergy Earn-Out Payment shall not be assignable or transferable except by operation of law.

          (b)  Subject to Sections 3.2, 3.11, 3.12 and 3.13:

          (i) Parent shall, at the time of delivery of a Preliminary Earn-Out Report from Parent pursuant to Section 3.8, pay to each Earn-Out Participant entitled to payment, such amounts in respect of the Business Earn-Out Payment, I/S Outsourcing Business Earn-Out Payment, Synergy Earn-Out Payments or Common Stock Warrant Earn-Out Payments shown in such Preliminary Earn-Out Report as being payable, plus, if such payment is sent more than ten days after such time of delivery, interest on such amounts from the date on which payment was required to be made at the rate per annum equal to the prime rate in effect from time to time as published in The Wall Street Journal; and

          (ii) if the Earn-Out Representatives timely object to any determinations set forth in a Preliminary Earn-Out Report as provided in
     Section 3.8 and if it is finally determined under Section 3.8 that amounts in addition to the amounts set forth in the Preliminary Earn-Out Report should have been paid to any Earn-Out Participants, Parent shall, within 10 days after such final determination, pay such additional amounts to the Earn-Out Participant entitled to payment, plus interest on such amounts from the date on which payment would have been required to be made pursuant to clause (i) of this Section until the date of payment of such additional amounts at the rate per annum equal to the prime rate in effect from time to time as published in The Wall Street Journal.

Any payments under this Section 3.10 or Section 3.11 or 3.12 shall be effected by the mailing of a check payable to the Earn-Out Participant entitled to such payment at such address of the Earn-Out Participant identified in the records of the Company or to such other address as shall have been furnished in writing to Parent.

          3.11. SET-OFF. (a) Subject to the provisions of this Section 3.11, Parent shall have the right to set-off against, and to reduce the amounts otherwise payable in respect of, the Business Earn-Out Payments, Common Stock Warrant Earn-Out Payments, I/S Outsourcing Business Earn-Out Payments and Synergy Earn-Out Payments:

          (i) the aggregate of any Loss and Expense incurred by any Parent Group Member arising from any breach or failure to perform by the Company of any of its agreements, covenants or obligations in this Agreement required to be performed on or prior to the Effective Date;

          (ii) the aggregate of any Loss and Expense incurred by any Parent Group Member arising from any breach as of the Effective Date of any warranty or the inaccuracy as of the Effective Date of any representation or warranty of the Company contained or referred to in this Agreement or any certificate delivered by or on behalf of the Company pursuant hereto (other than the representations and warranties contained in Section 5.1(b), (c), (d) and (e), and Section 5.29;

          (iii) the aggregate of any Loss and Expense incurred by any Parent Group Member arising from any breach as of the Effective Date of any warranty or the inaccuracy as of the Effective Date of any representation or warranty of the Company contained in Section 5.1(b), (c), (d) or (e) or
     Section 5.29;

          (iv)   the amount determined pursuant to Section 8.2(h);

          (v) the aggregate of any Loss and Expense incurred by any Parent Group Member in connection with or arising from the exercise of appraisal rights pursuant to the DGCL by any holders of Company Common Stock or Company Preferred Stock (including, without limitation, all Loss and Expense associated with any appraisal proceedings and all amounts determined to be payable to any such holders pursuant to Section 262 of the
     DGCL) to the extent that the sum of (A) the aggregate amount of such Loss and Expense plus (B) the Fixed Cash Merger Consideration exceeds the sum of
     (C) 14,900,000 plus (D) the Option and Warrant Exercise Amounts;

          (vi) the aggregate legal expenses (including fees, expenses and disbursements) incurred by the Company or any Subsidiary in connection with the preparation, negotiation, execution and delivery of this Agreement and the consummation of the Merger to the extent such legal expenses exceed $50,000; or

          (vii) the fees and expenses of the Accounting Firm as and to the extent provided in Section 3.8 or Section 8.2.

          (b) No amounts shall be set-off against or reductions made pursuant to Section 3.11(a)(i) or (ii) until the aggregate amount of Losses and Expenses incurred by the Parent Group Members under Section 3.11(a)(i) or (ii) exceeds $350,000, in which case $350,000, plus the aggregate amount of all Losses and Expenses incurred by the Parent Group Members under Section 3.11(a)(i) or (ii) in excess of $350,000, may be set-off pursuant to Section 3.11(a)(i) or (ii).

          (c) If Parent is entitled under this Section 3.11 to set-off against and reduce the Business Earn-Out Payments, Common Stock Warrant Earn-Out Payments, I/S Outsourcing Business Earn-Out Payments and Synergy Earn-Out Payments, such set-off and reduction shall be made among all such payments in the manner described in Annex H.

          (d) All Losses and Expenses incurred by any Parent Group Member shall be calculated on an After Tax Basis.

          (e) The right of set-off provided for in this Section 3.11 shall continue until the obligations of Parent to make any Business Earn-Out Payments, Common Stock Warrant Earn-Out Payments, I/S Outsourcing Business Earn-Out Payments or Synergy Earn-Out Payments shall have been satisfied; provided, that the rights of set-off under Section 3.11(a)(ii) shall terminate on March 31, 1997 with respect to all representations and warranties in this Agreement or in any certificate delivered pursuant hereto (other than with respect to the representations and warranties contained in Section 5.1(b), (c), (d) or (e) or 5.7, which shall continue as provided above), except that such rights shall continue as to any Loss or Expense of which any Parent Group Member has notified the Earn-Out Representatives in accordance with the requirements of this Section
3.11 on or prior to the date such set-off rights would otherwise terminate in accordance with this Section 3.11, as to which such set-off rights shall continue until the rights to set-off and the amount of the set-off shall have been determined pursuant to this Section 3.11.

          (f) Any claim of set-off shall be asserted by written notice (a "Claim Notice") given by any Parent Group Member to the Earn-Out Representatives; provided, that a Claim Notice in respect of any action at law or suit in equity by a third party ("Third Party Claim") shall be given promptly after the action, suit, investigation, or proceeding is commenced; provided, further that failure to give, or a delay in giving, such notice shall not prejudice any Parent Group Member hereunder, except to the extent such failure or delay shall have prejudiced the Earn-Out Participants. Any Claim Notice shall describe in reasonable detail the facts giving rise to a claim for set-off hereunder, the amount or method of computation of the amount of such claim, and a reference to the provision of this Agreement giving rise to such claim. The Earn-Out Representatives shall have a period of 30 days within which to respond thereto. If the Earn-Out Representatives do not object within such 30-day period, the Earn-Out Representatives shall be deemed to have accepted the claim for set-off and shall have no further right to contest the validity or amount of such claim. If the Earn-Out Representatives respond within such 30-day period and object to such claim in whole or in part, the dispute shall be resolved: (i) by the written agreement between the Parent Group Member and the Earn-Out Representatives; (ii) by a final judgment of any court or administrative body of competent jurisdiction; or (iii) by any other means to which the Parent Group Member and the Earn-Out Representatives shall agree. Parent shall furnish the Earn-Out Representations with such information concerning the matters covered by a Claim Notice as Parent (or any Affiliate) shall possess as the Earn-Out Representations shall reasonably request.

          (g) In the event any Claim Notice received by the Earn-Out Representatives remains unresolved on any date on which Parent is required to make any Business Earn-Out Payment, Common Stock Warrant Earn-Out Payment, I/S Outsourcing Business Earn-Out Payment or Synergy Earn-Out Payment, Parent shall be entitled to reduce the amount of such payments by the aggregate amount of set-offs reflected in all unresolved Claim Notices, pending final determination of the matters set forth in such Claim Notices. If it is finally determined pursuant to this Section 3.11 that Parent was not entitled to so reduce the amount of such payments, Parent shall, within 10 days after such final determination, pay such additional amount as shall be required to the Earn-Out Participants entitled to payment, plus interest on such amount from the date on which payment would have been required to be made until the date of payment of such additional amounts at the rate per annum equal to the prime rate in effect from time to time as published in The Wall Street Journal.

          (h) Parent shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any Third Party Claim as to which set-off is sought by any Parent Group Member hereunder; provided, that the Earn-Out Representatives may participate, through counsel chosen by them and at their own expense, in the defense of any claim, action or suit as to which Parent has so elected to conduct and control the defense thereof; and provided, further, that Parent shall not, without the written consent of the Earn-Out Representatives (which written consent shall not be unreasonably withheld), pay, compromise or settle any such claim, action or suit. Notwithstanding the foregoing, Parent shall have the right to pay, settle or compromise any such claim, action or suit without such consent, provided that in such event Parent shall waive any right to set-off hereunder unless such consent is unreasonably withheld.

          (i) Except for remedies which cannot be waived as a matter of law, if the Closing occurs, the exclusive remedy of Parent on account of the matters described in Section 3.11(a)(i) through (vii) shall be the rights set forth in this Section 3.11.

          3.12. CHANGE OF CONTROL. (a) If a Change of Control of the Company is consummated prior to January 1, 1997 or was consummated after December 31, 1996 but was the subject of a public announcement issued by Parent (or other party to the transaction giving rise to such Change of Control) prior to January 1, 1997, (i) the total amount of the Business Earn-Out Payments, Synergy Earn-Out Payments and I/S Outsourcing Earn-Out

Payments payable hereunder shall be deemed to be $12,100,000, and (ii) the Common Stock Warrant Earn-Out Payments payable hereunder shall be deemed to be $825,000. On the date on which such Change of Control is consummated, Parent shall pay to the Earn-Out Participants (A) the amount to which such Earn-Out Participants are entitled under the first sentence of this Section 3.12(a), allocated in accordance with Annex H, minus (B) the amounts previously paid to such Earn-Out Participants in respect of the Business Earn-Out Payments, Synergy Earn-Out Payments, I/S Outsourcing Earn-Out Payments and Common Stock Warrant Earn-Out Payments, minus (C) any amounts permitted to be set-off or withheld from payment under Section 3.11, minus (D) in the case of Earn-Out Participants who hold Stock Options or who are Management Participants, all Taxes (including, without limitation, income and social security Taxes) which under any applicable law are required to be withheld by the Company or Parent. This Section 3.12(a) shall have no effect if such Change of Control is not consummated.

          (b) If a Change of Control of the Company is consummated after December 31, 1996 and prior to January 1, 1999 and was not the subject of a public announcement (or other party to the transaction giving rise to such Change in Control) issued by Parent prior to January 1, 1997, the total amount of the Business Earn-Out Payments, Synergy Earn-Out Payments, I/S Outsourcing Earn-Out Payments and Common Stock Warrant Earn-Out Payments payable hereunder with respect to all Measurement Periods ending on or prior to such Change of Control shall be deemed to be $7,100,000 (unless the actual total amount of such payments is greater than $7,100,000). On the date on which such Change of Control is consummated, Parent shall pay to the Earn-Out Participants (A) the amount to which such Earn-Out Participants are entitled under the first sentence of this Section 3.12(b), allocated in accordance with Annex H, minus (B) the amounts previously paid to such Earn-Out Participants in respect of the Business Earn-Out Payments, Synergy Earn-Out Payments, I/S Outsourcing Earn-Out Payments and Common Stock Warrant Earn-Out Payments, minus (C) any amounts permitted to be set-off or withheld from payment under Section 3.11, minus (D) in the case of Earn-Out Participants who hold Stock Options or who are Management Participants, all Taxes (including, without limitation, income and social security Taxes) which under any applicable law are required to be withheld by the Company or Parent. In connection with any such Change of Control, Parent shall require that the Person acquiring control of the Company assume in writing the obligations of Parent under this Agreement. This Section 3.12(b) shall have no effect if such Change of Control is not consummated.

          3.13.  DELIVERY OF CERTIFICATES AND AGREEMENTS; PAYMENT OF CASH.
(a) At or after the Effective Time, each holder of a certificate or certificates representing issued and outstanding shares of record of Company Common Stock or Company Preferred

Stock, except for holders of Dissenters' Shares, and each outstanding certificate or agreement representing Common Stock Warrants, Preferred Stock Warrants or Stock Options, in each case immediately prior to the Effective Time, may surrender such certificate or agreement to Parent, and, subject to the provisions of this Section 3.13, (i) Parent shall immediately deliver or cause to be delivered to such holder a check in an amount equal to the portion of the Fixed Cash Merger Consideration allocable to the Company Common Stock, Company Preferred Stock, Common Stock Warrants, Preferred Stock Warrants and Stock Options with respect to which such certificates and/or agreements are surrendered, and (ii) with respect to the holders of Company Common Stock, Common Stock Warrants and Stock Options, Parent shall deliver or cause to be delivered to such holder, at the time or times provided herein, a check in an amount equal to the portion of any Business Earn-Out Payments, Common Stock Warrant Earn-Out Payments, I/S Outsourcing Business Earn-Out Payments and Synergy Earn-Out Payments to which such holder shall be entitled under this Agreement. Except as provided in Section 3.10, in no event shall the holder of any such surrendered certificates or agreements be entitled to receive interest on any of the funds to be received in the Merger. If such check is to be sent to a Person other than the Person in whose name the certificates or agreements are registered, it shall be a condition of the exchange that the Person requesting such exchange shall pay to the Parent the transfer Taxes required by reason of the delivery of such check to a Person other than the registered holder of the certificates or agreements surrendered, or shall establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Parent nor any party hereto shall be liable to a holder of a certificate or agreement under any abandoned property, escheat or similar law.

          (b) Until so surrendered, each outstanding certificate representing issued and outstanding shares of record of Company Common Stock and Company Preferred Stock, and each outstanding certificate or agreement representing Common Stock Warrants, Preferred Stock Warrants and Stock Options, in each case immediately prior to the Effective Time shall not be transferable on the books of the Surviving Corporation or Parent after the Effective Time, but shall be deemed for all purposes to evidence only the right to receive such cash, Business Earn-Out Payments, Common Stock Warrant Earn-Out Payments, I/S Outsourcing Business Earn-Out Payments or Synergy Earn-Out Payments, as the case may be, as such holders are entitled to receive pursuant to the terms of this Agreement.

          3.14. LOST CERTIFICATES. In the event any certificate or agreement shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, Parent shall pay to such Person the amount of cash payable to the holder of such lost, stolen or destroyed certificate determined in accordance with Section
3.13. When authorizing such payment in exchange for any lost, stolen or destroyed certificate or agreement, the Person to whom the cash is to be paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond satisfactory to the Surviving Corporation in such sum as it may direct, or otherwise indemnify the Surviving Corporation in a manner satisfactory to the Surviving Corporation, against any claim that may be made against Parent, Mergerco or the Surviving Corporation with respect to the certificate or agreements alleged to have been lost, stolen or destroyed.

          3.15. DISSENTER'S RIGHTS. Notwithstanding any provision of this Agreement to the contrary, any Dissenters' Shares shall not be converted into or represent a right to receive any of the consideration provided in Section 3.1, but the holder shall only be entitled to such rights as are granted by the DGCL. If a holder of shares of Company Common Stock or Company Preferred Stock who demands appraisal of such shares under the DGCL shall effectively withdraw or otherwise lose (through failure to perfect or otherwise) the right to appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such shares of Company Common Stock or Company Preferred Stock shall be converted into and represent only the right to receive the consideration provided in Section 3.1(g), in the case of Company Common Stock, the consideration provided in Section 3.1(c), in the case of Company Class A Preferred Stock, and the consideration provided in Section 3.1(d), in the case of Company Class B Preferred Stock, in each case without interest, upon the surrender of the certificate or certificates representing such shares of Company Common Stock or Company Preferred Stock. The Company shall give Parent prompt notice of any written demands for appraisal of any shares of Company Common Stock or Company Preferred Stock, attempted withdrawals of such demands, and any other instruments served pursuant to the DGCL received by the Company relating to shareholders' rights of appraisal. The Company shall not, except with the prior written consent of Parent and the Earn-Out Representatives, voluntarily make any payment with respect to any demands for appraisals of capital stock of the Company, offer to settle any demands or approve any withdrawal of any such demands.


                                  ARTICLE IV

                                    CLOSING
                                    -------

          4.1. CLOSING DATE. The Closing of the Merger shall take place at the offices of Sidley & Austin, 875 Third Avenue, New York, New York, 10022, at 10:00 A.M., local time, on June 21, 1995 provided that the conditions set forth in Articles IX and X shall have been fulfilled or waived, or as soon thereafter as reasonably practicable consistent with the terms and provisions of this Agreement. Time is of the essence with respect to such date, as the stockholders of the Company do not have an agreement with respect to the Merger that extends beyond such date. The date on which the Closing is actually held is hereinafter sometimes referred to as the "Closing Date". Subject to Section 11.1, each party agrees to use its reasonable best efforts to satisfy promptly all conditions to the respective obligations of the parties hereto in order to close the Merger on June 21, 1995 or, if the parties are unable after using such reasonable best efforts to close on such date, in order to close as soon thereafter as is reasonably practicable.

          4.2. FILING CERTIFICATE OF MERGER AND EFFECTIVENESS. Subject to the fulfillment or waiver of the conditions to the respective obligations of each of the parties set forth in Article IX or Article X, as the case may be, at the Closing the parties shall cause the Merger to be consummated by filing a Certificate of Merger in the form of Exhibit D in accordance with the DGCL, in the office of the Secretary of State of the State of Delaware. The Merger shall become effective upon such filing as provided by the DGCL. The date and time on such date of effectiveness of the Merger are herein called, respectively, the "Effective Date" and the "Effective Time."

          4.3. PARENT'S DELIVERIES. Subject to fulfillment or waiver of the conditions set forth in Article IX, at the Effective Time Parent shall deliver to the Company all of the following:

          (a) a copy of the Certificate of Incorporation of Parent, certified as of a recent date by the Secretary of State of the State of Delaware;

          (b) a certificate of good standing of Parent, issued as of a recent date by the Secretary of State of the State of Delaware;

          (c) a certificate of the Secretary or an Assistant Secretary of Parent, dated the Effective Date, in form and substance reasonably satisfactory to the Company, as to (i) no amendments to the Certificate of Incorporation of Parent since a specified date; (ii) the By-laws of Parent; (iii) the resolutions of the Board of Directors of Parent authorizing the execution and performance of this Agreement and the transactions contemplated herein; and (iv) the incumbency and signatures of the officers of Parent executing this Agreement and any Parent Ancillary Agreement;

          (d) an opinion of Monica M. Fohrman, Vice President, Law and Assistant General Counsel to Parent, and an opinion of Sidley & Austin, each dated the Effective Date and in form and substance reasonably satisfactory to the Company, substantially in the forms contained in Exhibit B-1 and B-2, respectively; and

          (e) the certificate contemplated by Section 10.1, duly executed by the President or any Vice President of Parent.

          4.4. MERGERCO'S DELIVERIES. Subject to fulfillment or waiver of the conditions set forth in Article IX, at the Effective Time Mergerco shall deliver to the Company all of the following:

          (a) a copy of the Certificate of Incorporation of Mergerco certified as of a recent date by the Secretary of State of the State of Delaware;

          (b) a certificate of good standing of Mergerco, issued as of a recent date by the Secretary of State of the State of Delaware;

          (c) a certificate of the Secretary or an Assistant Secretary of Mergerco, dated the Effective Date, in form and substance reasonably satisfactory to the Company, as to (i) no amendments to the Certificate of Incorporation of Mergerco since a specified date; (ii) the By-laws of Mergerco;
(iii) the resolutions of the Board of Directors of Mergerco authorizing the execution and performance of this Agreement and the transactions contemplated herein and the written consent of Parent, as the sole stockholder of Mergerco, adopting this Agreement in accordance with section 251 of the DGCL; and (iv) the incumbency and signatures of the officers of Mergerco executing this Agreement; and

          (d) the certificate contemplated by Section 10.1, duly executed by the President or any Vice President of Mergerco.

          4.5. THE COMPANY'S DELIVERIES. Subject to fulfillment or waiver of the conditions set forth in Article X, at the Effective Time the Company shall deliver to Parent all of the following:

          (a) a copy of the Certificate of Incorporation of the Company, certified as of a recent date by the Secretary of State of the State of Delaware;

          (b) a certificate of good standing of the Company, issued as of a recent date by the Secretary of State of the State of Delaware;

          (c) a certificate of the Secretary or an Assistant Secretary of the Company, dated the Effective Date, in form and substance reasonably satisfactory to Parent, as to (i) no amendments to the Certificate of Incorporation of the Company since a specified date; (ii) the By-laws of the Company; (iii) the resolutions of the Board of Directors of the Company authorizing the execution and performance of this Agreement and the transactions contemplated herein and the resolutions of the stockholders of the Company adopting this Agreement in accordance with section 251 of the DGCL; and (iv) the incumbency and signatures of the officers of the Company executing this Agreement and any Company Ancillary Agreement;

          (d) An opinion of Golenbock, Eiseman, Assor & Bell, counsel to the Company, dated the Effective Date and in form and substance reasonably satisfactory to Parent, substantially in the form contained in Exhibit C;

          (e) all consents, waivers or approvals obtained by the Company with respect to the consummation of the transactions contemplated by this Agreement;

          (f) the Employment Agreements duly executed by the Company and by Leo Spiegel, Thomas Bradbury and Joel Altobello, respectively;

          (g) resignations of each of the officers and directors of the Company (other than any officers or directors specified by Parent prior to the Effective
Date), effective as of the Effective Time;

          (h) a certificate of the Secretary or an Assistant Secretary of the Company, dated as of the Effective Date, in form and substance reasonably satisfactory to Parent, as to the resolutions of the board of directors of the Company required by Section 13(B) of the Company's 1990 Stock Plan;

          (i) copies of the written acknowledgements of the holders of Preferred Stock Warrants and Common Stock Warrants to be delivered pursuant to Sections 9.8 and 10.6;

          (j) copies of the evidence of the repayment in full of the Bank Note; and

          (k) the certificates contemplated by Sections 9.1, 9.2, 9.6 and 9.7 duly executed by the President or any Vice President of the Company.


                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                 ---------------------------------------------

          As an inducement to Parent and Mergerco to enter into this Agreement and to consummate the transactions contemplated hereby, the Company represents and warrants to Parent and Mergerco as of the date hereof as follows:

          5.1. ORGANIZATION AND CAPITAL STRUCTURE. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Except as set forth in Schedule 5.1, the Company is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions listed in Schedule 5.1, which are the only jurisdictions in which the ownership or leasing of its properties or assets or the conduct of its business requires such qualification, and since January 1, 1992, no other jurisdiction has demanded, requested or otherwise indicated that the Company is required so to qualify. The Company has full corporate power and corporate authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted. True and complete copies of the Certificate of Incorporation and all amendments thereto and of the By-laws, as amended, of the Company have been delivered to Parent.

          (b) The authorized capital of the Company consists of (i) 2,500,000 shares of Common Stock, par value $0.001 per share (the "Company Common Stock"), of which, as of the date hereof, 1,013,756 shares are issued and outstanding, 1,000 are held as treasury shares and 640,451 shares are reserved for issuance pursuant to currently outstanding Stock Options and Common Stock Warrants, (ii) 500,000 shares of Class A Preferred Stock, par value $1.00 per share (the "Company Class A Preferred Stock"), of which, as of the date hereof, 281,250 shares are issued and outstanding, none are held as treasury shares and 67,500 shares are reserved for issuance pursuant to currently outstanding Class A Preferred Stock Warrants; (iii) 500,000 shares of Class B Preferred Stock, par value $1.00 per share (the "Company Class B Preferred Stock"), of which, as of the date hereof, 268,939 are issued and outstanding, none are held as treasury shares, and 64,545 shares are reserved for issuance pursuant to currently outstanding Class B Preferred Stock Warrants and (iv) 1,000,000 shares of Serial Preferred Stock, par value $0.01 per share (the "Serial Preferred Stock"), none of which, as of the date hereof, have been issued and are outstanding or held as treasury shares.

          (c) All of the Company Common Stock, Company Preferred Stock, Preferred Stock Warrants, Common Stock Warrants and Stock Options are held of record and, to the knowledge of the Company, beneficially by the holders and in the amounts identified in Schedule 5.1. Schedule 5.1 also sets forth, as of the date hereof, the conversion price of each share of Company Preferred Stock, the "warrant price" per share of each Preferred Stock Warrant and each Common Stock Warrant and the exercise price per share of each Stock Option. True and complete copies of the stock record books and other securities transfer records, Stock Option agreements, Preferred Stock Warrant certificates and Common Stock Warrant certificates of the Company have been delivered to Parent.

          (d) Except for the Stock Options, Common Stock Warrants and Preferred Stock Warrants and except as set forth in Schedule 5.1, there are no agreements, arrangements, options, warrants, calls, rights or commitments of any character to which the Company is a party relating to the issuance, sale, purchase or redemption of any shares of capital stock or other equity interest of the Company, whether on conversion of other securities or otherwise. Except as set forth in Schedule 5.1, none of the issued and outstanding shares of capital stock of the Company has been issued in violation of, or is subject to, any preemptive or subscription rights. Except as set forth in this Agreement and in Schedule 5.1, the Company is not a party to any stockholder agreement, voting trust agreement or any other similar contract, agreement, arrangement, commitment, plan or understanding restricting or otherwise relating to the voting, dividend, ownership or transfer rights of any shares of capital stock of the Company.

          (e) All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable. All of the outstanding Preferred Stock Warrants, Common Stock Warrants and Stock Options are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

          (f) True and complete copies of the minute books of the Company and each Subsidiary have been delivered to Parent. Without limiting the generality of the foregoing, the minute books of the Company and each Subsidiary contain complete and accurate records of all meetings held of, and corporate actions taken by, the stockholders, board of directors and committees of the board of directors of the Company and each Subsidiary, and no such meetings have been held for which minutes have not been prepared or are not contained in such minute books, except for meetings of the board of directors or committees thereof at which no material corporate action was taken.

          5.2. SUBSIDIARIES AND INVESTMENTS. Schedule 5.2 contains a list of each corporation, partnership, joint venture or other entity in which the Company (a) owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests or is a general partner (each such corporation, partnership, joint venture or other entity being herein called a "Subsidiary").
Schedule 5.2 contains the name, the jurisdiction of incorporation or organization, the authorized share or other equity capital, the number and percentage of issued and outstanding shares or other equity interests of each of the Subsidiaries owned, directly or indirectly, of record or beneficially by the Company or any of the Subsidiaries (naming each such owner), the number of shares of capital stock held as treasury shares and, to the best knowledge of the Company, the name of the owner and the number and percentage of outstanding shares or other equity interests of each of the Subsidiaries owned of record or beneficially by any other Person.

          (b) Each of the Subsidiaries which is a corporation is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified to transact business as a foreign corporation and is in good standing in the jurisdictions listed in
Schedule 5.2, which are the only jurisdictions in which the ownership or leasing of its properties or assets or the conduct of its business requires such qualification, and since January 1, 1992, no other jurisdiction has demanded, requested or otherwise indicated that it is required so to qualify. None of the Subsidiaries identified in Schedule 5.2 owns or leases any properties or assets nor has conducted any business since January 1, 1992, or plans to conduct any business in the future. True and complete copies of the Certificate or Articles of Incorporation and all amendments thereto and of the By-laws, as amended, of each of the Subsidiaries that is a corporation and the partnership or trust agreement of each of the Subsidiaries that is a partnership or a trust have been delivered to Parent.

          (c) All of the outstanding capital stock of each of the Subsidiaries which is a corporation are validly issued, fully paid and nonassessable. Except as set forth in this Agreement in Schedule 5.2, there are no agreements, arrangements, options, warrants, calls, rights or commitments of any character
(i) relating to the issuance, sale, purchase or redemption of any capital stock, partnership interest or other equity interest of any of the Subsidiaries, except in each case for any of the foregoing that are set forth in any of the Company Agreements, or (ii) requiring the Company or any of the Subsidiaries to purchase any capital stock, partnership interest or other equity interest held by others. None of the issued and outstanding shares of capital stock or partnership interests or other equity interests of any Subsidiary has been issued in violation of, or is subject to, any preemptive or subscription rights. Except as set forth in this Agreement and in Schedule 5.2, there are no voting trust agreements or any other similar contracts, agreements, arrangements, commitments, plans or understandings restricting or otherwise relating to voting, dividend, ownership or transfer rights of any shares of capital stock or partnership interests or other equity interests of any Subsidiary. Except as set forth in Schedule 5.2, the Company and the Subsidiaries have good and valid title to, and beneficial ownership of, the shares, partnership interests or other equity interests shown in Schedule 5.2 as being owned by each of them, free from all Encumbrances.

          (d) Except as set forth in Schedule 5.2 and except for securities constituting cash equivalents under the Agreed Accounting Principles, the Company does not, directly or indirectly, (i) own, of record or beneficially, any outstanding voting securities or other equity interests in any Person or (ii) control any Person.

          5.3. AUTHORITY. (a) The Company has full corporate power and corporate authority to execute, deliver and perform this Agreement and all of the Company Ancillary Agreements. The execution, delivery and performance of this Agreement and the Company Ancillary Agreements by the Company have been duly authorized and approved by the Company's board of directors and, except for the adoption of this Agreement by the Stockholders of the Company in accordance with Section 7.1 and the filing contemplated by Section 4.2, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Company and is the legal, valid and binding obligation of the Company enforceable in accordance with its terms, and each of the Company Ancillary Agreements has been duly authorized by the Company and upon execution and delivery by the Company will be a legal, valid and binding obligation of the Company enforceable in accordance with its terms, in each case except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

          (b) Except as set forth in Schedule 5.3, neither the execution and delivery of this Agreement or any of the Company Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

          (i) result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation under, or result in the creation or imposition of any Encumbrance upon, any of the Company's properties or assets or Business, under (A) the Certificate of Incorporation or By-laws of the Company or any Subsidiary, (B) any Company Agreement, (C) any other material note, instrument, agreement, mortgage, lease, permit or other authorization to which the Company or any Subsidiary is a party or any of their respective properties or assets or business is subject or by which the Company or any Subsidiary is bound, (D) any Court Order to which the Company or any Subsidiary is a party or any of its properties or assets or business is subject or by which the Company or any Subsidiary is bound, or
     (E) any Requirements of Laws affecting the Company or any Subsidiary or their respective properties, assets or business; or

          (ii) require the approval, consent, authorization or act of, or the making by the Company or any Subsidiary of any declaration, filing or registration with, or the giving by the Company or any Subsidiary of any notice to, any Person, except as provided in Sections 4.2 and 5.3(a) and under the HSR Act.

          (c) The Company is its own "ultimate parent entity" within the meaning of the regulations issued under the HSR Act.

          5.4. FINANCIAL STATEMENTS. Schedule 5.4 contains (a) the audited consolidated balance sheets of the Company and subsidiaries as of December 31, 1994, 1993 and 1992 and the related audited consolidated statements of income (the "Statements of Income"), shareholders' equity and cash flows for each of the years then ended, together with the appropriate notes to such financial statements, accompanied by the report thereon of Arthur Andersen LLP, independent public accountants (the "Audited Financial Statements"), and (b) the unaudited consolidated balance sheet of the Company and subsidiaries as of March 31, 1995 and the related unaudited consolidated statement of income, shareholders' equity and cash flows for the three months then ended (the "Unaudited Financial Statements"). Except as disclosed in the notes thereto, the Audited Financial Statements and the Unaudited Financial Statements have been prepared in conformity with generally accepted accounting principles consistently applied and fairly present in all material respects the financial position of the Company at the dates of such balance sheets and the results of its operations and cash flows for the respective periods indicated, except that the Unaudited Financial Statements do not contain footnotes and are subject to year-end audit adjustments. Except as set forth in Schedule 5.4 or in the Unaudited Financial Statements, the Unaudited Financial Statements include all adjustments, which consist only of normal recurring accruals, necessary for such fair presentation, other than normal year-end audit adjustments.

          5.5.  OPERATIONS SINCE BALANCE SHEET DATE. (a) Except as set forth in
Schedule 5.5(A), since the Balance Sheet Date, there has been:

          (i) no Material Adverse Effect with respect to the Company or any Subsidiary; and

          (ii) no damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking having a material adverse effect on any of the properties or assets of the Company or any Subsidiary or the Business as a whole.

          (b) Except as set forth in Schedule 5.5(B), between the Balance Sheet Date and the date of this Agreement, the Company has conducted the Business only in the ordinary course and in conformity with past practice. Without limiting the generality of the foregoing, since the Balance Sheet Date, except as set forth in such Schedule, neither the Company nor any Subsidiary has:

          (i) issued, delivered or agreed (conditionally or unconditionally) to issue or deliver, or granted any option, warrant or other right to purchase, any of its capital stock or other equity interest or any security convertible into its capital stock or other equity interest;

          (ii) issued, delivered or agreed (conditionally or unconditionally) to issue or deliver any of its bonds, notes or other debt securities, or borrowed or agreed to borrow any funds or entered into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13), other than in the ordinary course of business consistent with past practice;

          (iii) paid any obligation or liability (absolute or contingent) other than (A) liabilities reflected on the Balance Sheet, (B) current liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, (C) payments in respect of the Bank Note and (D) payments of amounts borrowed under the Line of Credit;

          (iv) declared or made, or agreed to declare or make, any payment of dividends or distributions to any holder of its capital stock or any holder of a security or other interest convertible into or exchangeable for its capital stock or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock or other equity interest or any security or other interest convertible into or exchangeable for such capital stock or equity interest;

          (v) except in the ordinary course of business consistent with past practice, made or permitted any material amendment or termination of any Company Agreement;

          (vi) undertaken or committed to undertake capital expenditures in excess of $400,000;

          (vii) made charitable donations in excess of $50,000 in the aggregate;

          (viii) sold, leased (as lessor), transferred or otherwise disposed of (including any transfers from the Company or any Subsidiary to any holder of its capital stock or any holder of a security or other interest convertible into or exchangeable for its capital stock or any of its Affiliates), or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any of the assets reflected on the Balance Sheet or any assets acquired after the Balance Sheet Date, except for inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of the Business consistent with past practice and except for Permitted Encumbrances;

          (ix) cancelled any debts owed to or claims held by the Company or any Subsidiary (including the settlement of any claims or litigation) other than in the ordinary course of its business consistent with past practice;

          (x) allowed the levels of supplies, spare parts or other materials included in the inventory of the Company or any Subsidiary to vary in any material respect from the levels customarily maintained in the Business;

          (xi) instituted any increase in any compensation payable to any employee of the Company or any Subsidiary or instituted any increase in or other modification of any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to employees of the Company or any Subsidiary;

          (xii) made any change in the accounting principles and practices used from those applied in the preparation of the Balance Sheet and the related statements of income, shareholders' equity and cash flow for the twelve months ended on the Balance Sheet Date; or

          (xiii) entered into or become committed to enter into any other material transactions except in the ordinary course of business consistent with past practice.

          5.6. NO UNDISCLOSED LIABILITIES. Except as set forth in Schedule 5.6, neither the Company nor any Subsidiary is subject to any liability, whether absolute, contingent, accrued or otherwise, of a nature required to be disclosed on a balance sheet prepared in accordance with the Agreed Accounting Principles which is not shown or which is in excess of amounts shown or reserved for in the Balance Sheet, other than liabilities of the same nature as those set forth in the Balance Sheet and the notes thereto and reasonably incurred in the ordinary course of business consistent with past practice after the Balance Sheet Date.

          5.7. TAXES. (a) Except as set forth in Schedule 5.7, (i) each of the Company, each Subsidiary and each Company Group has filed on or before the date hereof (or will timely file) all Tax Returns required to be filed on or before the date hereof (or the Effective Date), taking into account extensions of time to file granted by the applicable Taxing authority, and since January 1, 1992 all such Tax Returns have been (or will be) prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position has been (or will be) taken, no elections have been (or will be) made and no method has been (or will be) adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods (including, but not limited to, positions which would have the effect of deferring income to periods after the Effective Date or accelerating deductions to periods on or prior to the Effective Date);
(ii) all such Tax Returns are (or will be) complete and accurate and disclose all Taxes required to be paid by the Company, each Subsidiary and each Company Group for the periods covered thereby and all Taxes shown to be due on such Tax Returns have been timely paid; (iii) all Taxes (whether or not shown on any Tax Return) owed by the Company, any Subsidiary or any Company Group and required to be paid on or before the Effective Date have been (or will be) timely paid or, in the case of Taxes which the Company, any Subsidiary or any Company Group is presently contesting in good faith, the Company or such Subsidiary has established an adequate reserve for such Taxes on the Balance Sheet; (iv) none of the Company, any Subsidiary or any member of any Company Group has waived or been requested to waive any statute of limitations in respect of Taxes; (v) the federal and state Tax Returns, and, to the knowledge of the Company, the local and foreign Tax Returns, referred to in clause (i) have been examined by the IRS or the appropriate state, local or foreign Taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (vi) there is no action, suit, audit, claim or assessment pending or, to the knowledge of the Company, proposed or threatened with respect to Taxes of the Company, any Subsidiary or any Company Group; (vii) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full; (viii) all Tax Sharing Arrangements and Tax indemnity arrangements (other than this Agreement) will terminate prior to the Effective Date and neither the Company nor any Subsidiary will have any liability thereunder on or after the Effective Date;
(ix) there are no liens for Taxes upon the assets of the Company or any Subsidiary except liens relating to current Taxes not yet due and payable; (x) all Taxes which the Company, any Subsidiary or any Company Group are required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of the Company; (xi) none of the Company or any Subsidiary has been a member of any Company Group other than each Company Group of which it is a member as of the date hereof and none of the Company or any Subsidiary has had any direct or indirect ownership in any corporation, partnership, joint venture or other entity other than the Subsidiaries; (xii) there are no Tax rulings, requests for rulings, or closing agreements specifically relating to the Company, any Subsidiary or any Company Group which could affect the Company's or any Subsidiary's liability for Taxes for any period after the

Effective Date; (xiii) as a result of a change in accounting method for a Tax period beginning on or before the Effective Date, none of the Company or any Subsidiary will be required to include any adjustment under Section 481(c) of the Code (or any corresponding provision of state or local Tax law) in taxable income for any Tax period beginning on or after the Effective Date; (xiv) as a result of any "closing agreement" (as described in Section 7121 of the Code or any corresponding provision of state or local Tax law), none of the Company or any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, any taxable period beginning on or after the Effective Date; (xv) since January 1, 1992, no claim has been made by a Taxing authority in a jurisdiction where the Company or any Subsidiary has never paid Taxes or filed Tax Returns asserting that the Company or such Subsidiary is or may be subject to Taxes assessed by such jurisdiction; (xvi) no intercompany obligation (as described in Prop. Treas. Reg. (S) 1.1502-13(g)) between or among the Company, any Subsidiary or any member of any Company Group will remain outstanding following the Closing; (xvii) since January 1, 1992, none of the Company, any Subsidiary or any Company Group member has taken any action not in accordance with past practice that would have the effect of deferring any Tax liability for the Company or any Subsidiary from any taxable period ending on or before the Effective Date to any taxable period ending after the Effective Date; (xviii) none of the income recognized, for federal, state, local or foreign income Tax purposes, by the Company or any Subsidiary during the period beginning on January 1, 1992 and ending on the Effective Date has been or will be derived from transactions other than in the ordinary course of business;
(xix) no income or gain of the Company or any Subsidiary has been deferred pursuant to Treasury Regulation (S)(S) 1.1502-13 or -14, or Temporary Treasury Regulation (S)(S) 1.1502-13T or -14T, or Proposed Treasury Regulation (S)(S) 1.1502-13 or -14; (xx) no excess loss account (as described in Treasury Regulation (S)(S) 1.1502-14, 1.1502-19, and 1.1502-32), exists with respect to the Company or any Subsidiary; (xxi) no power of attorney has been granted with respect to any matter relating to Taxes of the Company or any Subsidiary which is currently in force.

          (b) No stock transfer Taxes, sales Taxes, use Taxes, real estate transfer Taxes, or other similar Taxes in excess of $20,000 will be imposed on the Company or any Subsidiary on the transactions contemplated by this Agreement, and no transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code.

          (c) As a result of the transactions contemplated by this Agreement, none of the Company, any Subsidiary nor the Parent will be obligated to pay or withhold (or otherwise be liable for) any Tax imposed by Section 4999 of the Code. The written evidence provided to Parent pursuant to Section 9.6(c) shall be complete and accurate and shall provide Parent with all necessary information required for Parent to accurately determine whether the condition set forth in Section 9.6(c) relating to the "shareholder approval requirements" of Proposed Treasury Regulation section 1.280G-1, Q/A-7 has been satisfied.

          5.8. AVAILABILITY OF ASSETS. Except as set forth in Schedule 5.8, the tangible assets owned or leased by the Company and the Subsidiaries constitute all the assets used in the Business and are in good condition (subject to normal wear and tear, periodic maintenance and immaterial impairments of value and damage) and serviceable condition and are generally suitable for the uses for which intended.

          5.9. GOVERNMENTAL PERMITS. (a) The Company and each Subsidiary owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from Governmental Bodies which are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct the Business substantially as currently conducted (herein collectively called "Governmental Permits"). Schedule 5.9 sets forth a list and brief description of each such Governmental Permit, except for such incidental licenses, permits and other authorizations which would be readily obtainable by any qualified applicant without undue burden in the event of any absence, lapse, termination, cancellation or forfeiture thereof. Complete and correct copies of all of such Governmental Permits have heretofore been delivered to Parent.

          (b) Except as set forth in Schedule 5.9, (i) the Company and each Subsidiary has fulfilled and performed its obligations under each of the Governmental Permits held by it, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Permit; (ii) no notice of cancellation, of default or of any material dispute concerning any such Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by the Company; and (iii) each of such Governmental Permits is valid, subsisting and in full force and effect and will continue in full force and effect.

          5.10. REAL PROPERTY. Neither the Company nor any Subsidiary owns fee title to any real property or owns any options to acquire real property.

          5.11. REAL PROPERTY LEASES. Schedule 5.11 sets forth a list of each lease or similar agreement (showing the parties thereto, the uses being made thereof, and the location of the real property covered by such lease or other agreement) under which the Company is lessee of real property owned by any third Person (the "Leased Real Property"). No Subsidiary is the lessee of any real property owned by any third Person.

          5.12. CONDEMNATION. To the knowledge of the Company, neither the whole nor any part of the Leased Real Property used or occupied by the Company is subject to any pending suit for condemnation or other taking by any public authority or other Person and no such condemnation or other taking is threatened or contemplated.

          5.13. PERSONAL PROPERTY. Schedule 5.13 contains a list of all machinery, equipment and vehicles owned by the Company or any Subsidiary having an original acquisition cost in excess of $50,000 which supports the net book value of the equipment reflected in the Balance Sheet.

          5.14. PERSONAL PROPERTY LEASES. Schedule 5.14 contains a list of each lease or other agreement or right, whether written or oral (including in each case the monthly rental, the expiration date thereof and an identification of the property covered), under which the Company or a Subsidiary is lessee of any machinery, equipment, vehicle or other tangible personal property owned by a third Person, except for any such lease, agreement or right that is terminable by the Company or Subsidiary without penalty or payment on notice of 30 days or less, or which involves the payment by the Company or Subsidiary of rentals of less than $5,000 per year.

          5.15. INTELLECTUAL PROPERTY. (a) Except as set forth in Schedule 5.15, the Company does not own any Trademarks, Software or Patent Rights that are material to the Business.

          (b) Except as set forth in Schedule 5.15, the Company has the right to relicense or resell all third Person Software which it relicenses or resells to third Persons in connection with the Business.

          (c) Except as set forth in Schedule 5.15: (i) no infringement of any Intellectual Property of any other Person has occurred or results in any way from the operations of the Business; (ii) no claim of any infringement of any Intellectual Property of any other Person has been made or asserted to the Company; and (iii) the Company has not had notice of, or knowledge of any basis for, a claim against the Company that the operations, activities, products, software, equipment, machinery or processes of the Business infringe any Intellectual Property of any other Person.

          5.16. ACCOUNTS RECEIVABLE; INVENTORIES. (a) All accounts receivable of the Company or any Subsidiary have arisen from bona fide transactions by the Company or such Subsidiary in the ordinary course of the Business.

          (b) The inventories of the Company and Subsidiaries (including supplies, spare parts and other materials included in inventories) are in good and useable condition. Schedule 5.16 sets forth a list of places where material inventories of the Company and Subsidiaries were located as of March 31, 1995.

          5.17. TITLE TO PROPERTY. The Company has good title to all of its tangible assets reflected on the Balance Sheet as being owned by it and all of the tangible assets thereafter acquired by it and of a type that would be recorded on a balance sheet prepared in accordance with the Agreed Accounting Principles (except to the extent that such assets have been disposed of after the Balance Sheet Date in the ordinary course of Business consistent with past practice), free and clear of all Encumbrances, except for Permitted Encumbrances and except as set forth in Schedule 5.17.

          5.18. EMPLOYEE BENEFIT PLANS. (a) Set forth in Schedule 5.18(A) is a true and complete list of each "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA) maintained by the Company or an ERISA Affiliate, or with respect to which the Company or an ERISA Affiliate is or will be required to make any payment, or which provides or will provide benefits to present or prior employees of the Company or an ERISA Affiliate due to such employment (the "Pension Plans"). Set forth in Schedule 5.18(A) is a true and complete list of each "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA) maintained by the Company, or with respect to which the Company is or will be required to make any payment, or which provides or will provide benefits to present or prior employees of the Company due to such employment (the "Welfare Plans") (the Pension Plans and Welfare Plans being the "ERISA Benefit Plans"). Neither the Company nor any ERISA Affiliate has ever maintained, been required to contribute to or been required to pay any amount with respect to any pension plan which is subject to Title IV of ERISA, including any "multiemployer plan" (as such term is defined in Section 3(2) of ERISA).

          (b) Other than those listed in Schedule 5.18(A), set forth in
Schedule 5.18(B) is a true and complete list of each of the following to which the Company is a party or with respect to which it is or will be required to make any payment (the "Non-ERISA Commitments"):

               (i) each retirement, savings, profit sharing, deferred compensation, severance, stock ownership, stock purchase, stock option, performance, bonus, incentive, vacation or holiday pay, hospitalization or other medical, disability, life or other insurance, or other welfare, benefit or fringe benefit plan, policy, trust, understanding or arrangement of any kind, whether written or oral; and

               (ii) each employee collective bargaining agreement and each agreement, understanding or arrangement of any kind, whether written or oral, with or for the benefit of any present or prior officer, director, employee or consultant (including, without limitation, each employment, compensation, deferred compensation, severance or consulting agreement or arrangement, covenant not to compete and any agreement or arrangement associated with a change in ownership or control of the Company, but excluding employment or consulting agreements terminable by the Company without premium or penalty on notice of thirty (30) days or less under which the only monetary obligation of the Company is to make current wage or salary or fee payments and provide current fringe benefits).

The Company has delivered to Parent correct and complete copies of (i) all written Non-ERISA Commitments and (ii) all insurance and annuity policies and contracts related to any Non-ERISA Commitment. Schedule 5.18(B) contains a complete and accurate description of all oral Non-ERISA Commitments. Except as disclosed in Schedule 5.18(A) or Schedule 5.18(B), none of the ERISA Benefit Plans or the Non-ERISA Commitments is subject to the law of any jurisdiction outside of the United States of America. No payments under the ERISA Benefit Plans or the Non-ERISA Commitments will be triggered solely as a result of the change of control of the Company effected by the Merger for which the Company or Parent will bear any liability, except as set forth in Schedule 5.18(B). The termination of employment of any employee of the Company after the Effective Time will not require the payment pursuant to any Non-ERISA Commitments of any amount that would not be deductible under Section 280G of the Code.

          (c) The Company has delivered to Parent with respect to each ERISA Benefit Plan correct and complete copies, where applicable, of (i) all plan documents and amendments thereto, trust agreements and amendments thereto and insurance and annuity contracts and policies, (ii) the current summary plan description, (iii) the Annual Reports (Form 5500 series) and accompanying schedules, as filed, for the most recently completed three plan years for which such reports have been filed, (iv) the financial statements for the most recently completed three plan years for which such statements have been prepared, (v) the most recent determination letter issued by the IRS and the application submitted with respect to such letter, and (vi) all correspondence with the IRS or Department of Labor concerning any controversy. Each Pension Plan which is intended to qualify under Section 401(a) of the Code has been determined to be so qualified by the IRS, and no circumstance has occurred or exists which might cause such plan to cease being so qualified.

          (d) There is no pending or, to the best knowledge of the Company, threatened claim in respect of any of the ERISA Benefit Plans other than claims for benefits in the ordinary course of business. Except as set forth in
Schedule 5.18(D), each of the ERISA Benefit Plans (i) has been administered in accordance with its terms and (ii) complies in form, and has been administered in accordance, with the requirements of ERISA and, where applicable, the Code. The Company and each ERISA Affiliate has complied with the health care continuation requirements of Part 6 of Title I of ERISA. The Company has no obligation under any ERISA Benefit Plans or otherwise to provide health or other welfare benefits to any prior employees or any other person, except as required by Part 6 of Title I of ERISA. The consummation of the transaction contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any compensation or benefits payable to or in respect of any participant. The Company is in compliance with the requirements of the Workers Adjustment and Retraining Notification Act ("WARN") and has no liabilities pursuant to WARN.

          (e) Neither the Company nor, to the best knowledge of the Company, any other "disqualified person" (within the meaning of Section 4975 of the Code) or "party in interest" (within the meaning of Section 3(14) of ERISA) has taken any action with respect to any ERISA Benefit Plan which could subject any such plan (or its related trust) or the Company or any officer, director or employee of any of the foregoing to the penalty or tax under Section 502(i) or Section 502(l) of ERISA or Section 4975 of the Code.

          (f) Schedule 5.18(F) contains: (i) a list of all employees or commission salespersons of the Company or any Subsidiary as of the date hereof whose annual compensation in 1994 was in excess of $80,000 or whose annual compensation in 1995 is expected to be in excess of $80,000; (ii) the then current annual compensation of, and a description of the fringe benefits (other than those generally available to employees of the Company) provided by the Company to any employees or commission salespersons described in clause (i);
(iii) a list of all present or former employees or commission salespersons of the Company whose annual compensation in 1994 was in excess of $80,000 who have terminated or given notice of their intention to terminate their relationship with the Company since January 1, 1995; (iv) a list of any increase in excess of 10 percent, effective after December 31, 1994, in the rate of compensation of any employees or commission salespersons described in clause (i); and (v) a list of all substantial changes in job assignments of, or arrangements with, or promotions or appointments of, any employees or commission salespersons described in clause (i) within the last 12 months.

          (g) Except as set forth in Schedule 5.18(G), (i) to the best knowledge of the Company, the Company is not involved in any transaction or other situation with any employee, officer, director or Affiliate of the Company which may be generally characterized as a "conflict of interest", including, but not limited to, direct or indirect interests in the business of competitors, suppliers or customers of the Company, and (ii) there are no situations with respect to the Company which involved or involves (A) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (B) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds, (C) the violation of any of the provisions of The Foreign Corrupt Practices Act of 1977, or any rules or regulations promulgated thereunder, (D) the receipt of any illegal discounts or rebates or any other violation of the antitrust laws or (E) to the best knowledge of the Company, any investigation by the Securities and Exchange Commission or any other federal, foreign, state or local government agency or authority.

          (h) Except as set forth in Schedule 5.18(H), since December 31, 1991, the Company has not, directly or indirectly, purchased, leased from others or otherwise acquired any material property or obtained any material services from, or sold, leased to others or otherwise disposed or any material property or furnished any material services to (except with respect to remuneration for services rendered as a director, officer or employee of the Company), in the ordinary course of business or otherwise, (i) any holder of capital stock of the Company or any holder of a security or other interest convertible into or exchangeable for its capital stock, (ii) any Affiliate of the Company, (iii) any person who is an officer or director of the Company or (iv) any Associate of any person referred to in clause (i), (ii) or (iii) above. Except as set forth in
Schedule 5.18(H), the Company does not owe any amount in excess of $10,000 to, or have any contract with or commitment to, any Stockholder, director, officer or employee of the Company (other than for compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business) and none of such persons owes any amount in excess of $10,000 to the Company.

          5.19. EMPLOYEE RELATIONS. Except as set forth in Schedule 5.19, the Company and each Subsidiary, as the case may be, has complied in all material respects with all applicable laws, rules and regulations which relate to prices, wages, hours, discrimination in employment and collective bargaining and to the operation of its business and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. The Company believes that its relations with its employees are satisfactory. Schedule 5.19 sets forth a description of any union organizing or election activities involving any non-union employees of the Company or any Subsidiary which, to the best knowledge of the Company, have occurred since December 31, 1990 or are threatened as of the date hereof.

          5.20.  CONTRACTS; PRODUCT WARRANTIES.  Except as set forth in Schedule
5.20 or any other Schedule hereto, neither the Company nor any Subsidiary is a party to or bound by:

          (a) any contract for the purchase or sale of real property;

          (b) any contract for goods or services to be provided by a third Person to the Company or any Subsidiary which the Company reasonably anticipates will involve the payment by the Company and the Subsidiaries of more than $200,000 ($50,000, in the case of labor subcontracts) in 1995 or which extends beyond May 1, 1996;

          (c) any contract for goods or services to be provided by the Company or any Subsidiary to a third Person which the Company reasonably anticipates will involve the payment to the Company and the Subsidiaries of more than $200,000 in 1995 or (other than maintenance agreements) which extends beyond December 31, 1995;

          (d) any contract for the purchase, licensing or development of software to be used by the Company or any Subsidiary in the operations of the Business, except for any such contract that is terminable by the Company or a Subsidiary without penalty or payment on notice of 30 days or less or which involves the payment by the Company or any Subsidiary of less than $25,000;

          (e) any distribution, dealer, manufacturers representative, sales agency or value added reseller contract that (i) provides for minimum purchase obligations on the part of the Company (except for contracts where the sole remedy for the Company's failure to meet such minimum is the other party's right to terminate such contract), (ii) restricts the Persons to whom or the territories (other than a restriction to the United States of America) in which the Company may make sales thereunder, or (iii) provides for the Company to rebate volume discounts based on actual purchases;

          (f) any contract for the consignment of inventory that is material to the Business;

          (g) any advertising representative or advertising or public relations contract, except for any such contract that is terminable by the Company or a Subsidiary without penalty or payment on notice of 30 days or less;

          (h) any guarantee by the Company or a Subsidiary of the obligations or liabilities of customers, suppliers, officers, directors, employees, Affiliates of the Company or others;

          (i) any agreement which provides for, or relates to, the incurrence by the Company or any Subsidiary of debt for borrowed money or the extension of credit (other than in the ordinary course of Business consistent with past practice) by the Company or any Subsidiary to any other Person;

          (j) any agreement or understanding with a third Person that restricts the Company or any Subsidiary from carrying on the Business anywhere in the world;

          (k) any partnership, joint venture or other similar arrangement or agreement involving a sharing of profits or losses; or

          (l) any contract for any purpose not made in the ordinary course of the Business which is material to the Company, any Subsidiary or the Business.

          Schedule 5.20 also sets forth (i) a description of each express warranty covering products sold or services performed by the Company or any Subsidiary contained in the standard forms of contracts used by the Company or any Subsidiary and (ii) a description of the express warranty made by the Company with respect to products sold or services performed by it, the terms of which are the most burdensome to the Company. Except as set forth in Schedule 5.20, a majority (by number) of the contracts of the Company and Subsidiaries containing warranties made by the Company or a Subsidiary with respect to products sold or services performed by it contain warranties that are in all material respects in the form described in response to clause (i) above.

          5.21. STATUS OF CONTRACTS. Except as set forth in Schedule 5.21 or in any other Schedule hereto, each of the leases, contracts and other agreements required to be listed in Schedules 5.11, 5.14, 5.15, 5.18 and 5.20 (collectively, the "Company Agreements") constitutes a valid and binding obligation of the Company or the Subsidiary, as the case may be, and, to the knowledge of the Company, the other parties thereto and is in full force and effect. Except as set forth in Schedule 5.21 or in any other Schedule hereto, the Company or the Subsidiary, as the case may be, has fulfilled and performed in all material respects its obligations under each of the Company Agreements, and neither the Company nor such Subsidiary is in, or, to the knowledge of the Company, alleged to be in, breach or default under, nor to the knowledge of the Company is there or is there alleged to be any basis for termination of, any of the Company Agreements and, to the best knowledge of the Company, no other party to any of the Company Agreements has breached or defaulted thereunder (other than payment defaults), and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by the Company or any Subsidiary or, to the best knowledge of the Company, by any such other party. Complete and correct copies of each of the Company Agreements have heretofore been delivered to Parent.

          5.22. NO VIOLATION, LITIGATION OR REGULATORY ACTION. Except as set forth in Schedule 5.22:

          (a) the Company's properties and assets and their uses comply in all material respects with all applicable Requirements of Laws and Court Orders;

          (b) the Company and each Subsidiary has complied in all material respects with all Requirements of Laws and Court Orders which are applicable to the Company and any Subsidiary, the properties and assets of the Company or the Business;

          (c) as of the date hereof, there are no lawsuits, claims, suits, proceedings or investigations pending or, to the best knowledge of the Company, threatened against the Company or any Subsidiary, and there are no lawsuits, suits or proceedings pending in which the Company or any Subsidiary is the plaintiff or claimant; and

          (d) there is no action, suit or proceeding pending or, to the best knowledge of the Company, threatened which questions the legality or propriety of the transactions contemplated by this Agreement.

          5.23.  ENVIRONMENTAL MATTERS.  Except as disclosed in Schedule 5.23:

          (a) the Company's, and each Subsidiaries', past and present operations of the Business have complied, and are in compliance in all respects with, all applicable Environmental Laws;

          (b) none of the Leased Real Property requires any Remedial Action by the Company under applicable Environmental Laws involving any expenditure by the Company to respond to any Contaminant including, without limitation, asbestos-containing materials; and

          (c) no Environmental Encumbrance has attached to any Company Property and the Company has no material contingent liability arising under any Environmental Law, or common law, relating to any Company Property or the Company's or any Subsidiary's operations prior to the Closing Date; provided, that the Company makes no representation or warranty in this Section 5.23 with respect to any common areas of any buildings in which the Company leases office space or the land underneath such buildings or any areas of such buildings as to which the Company does not have a right to use or occupy.

          5.24. INSURANCE. Schedule 5.24 sets forth a list and brief description (including nature of coverage, limits, deduc tibles, premiums and the loss experience for the most recent five years with respect to each type of coverage) of all policies of insurance maintained, owned or held by the Company on the date hereof. The Company shall keep or cause such insurance or comparable insurance in full force and effect through the Effective Date. The Company has complied with each of such insurance policies and has not failed to give any notice or present any claim thereunder in a due and timely manner.

          5.25. CUSTOMERS AND SUPPLIERS. Set forth in Schedule 5.25 is a list of names and addresses of the 25 largest customers and the five largest suppliers (measured by dollar volume of purchases or sales in each case) of the Company and the percentage of the Company's business which each such customer or supplier represented during the year ended December 31, 1994. Except as set forth in Schedule 5.25, there exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of the Company with any supplier listed in Schedule 5.25 that is the sole source of supply of any product that is material to the Business.

          5.26. BUDGETS. Schedule 5.26 sets forth as of the date hereof the operating budget of the Company prepared in the ordinary course of its business for the fiscal year ending December 31, 1995; provided, that the Company makes no representation or warranty that it will achieve the results reflected therein.

          5.27. INFORMATION STATEMENT. The information statement and related materials (collectively, the "Information Statement") to be prepared by the Company in accordance with Section 7.1 and used in connection with the Company's meeting of stockholders described in Section 7.1 at which the approval of the Merger and adoption of the Merger Agreement will be considered (the "Stockholders' Meeting") will, when prepared by the Company and distributed to the Stockholders, comply in all material respects with the provisions of the DGCL and will not, at the time of the mailing of the Information Statement to the holders of capital stock of the Company (the "Stockholders"), at the time of the Stockholder Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided, that the Company makes no representation with respect to information concerning Parent (including information concerning Parent's intentions concerning the operations of the Business and the I/S Outsourcing Business) or information as to the federal income tax consequences of the Merger supplied by Parent to the Company for inclusion in the Information Statement.

          5.28. DISCLOSURE. To the knowledge of the Company, none of the representations or warranties of the Company contained herein and none of the information contained in the Schedules referred to in this Article V, and none of the other information or documents furnished or to be furnished to Parent or any of its representatives by the Company or its represen tatives pursuant to the terms of this Agreement, is false or misleading in any material respect.
The Company makes no representation or warranty concerning the ability of the Business or the I/S Outsourcing Business to achieve any of the targets reflected in this Agreement.

          5.29. NO FINDER. Neither the Company, any Subsidiary, nor any Person acting on behalf of the Company or any Subsidiary has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

                                  ARTICLE VI

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO
             -----------------------------------------------------

          As an inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, Parent and Mergerco hereby jointly and severally represent and warrant to the Company as of the date hereof as follows:

          6.1. ORGANIZATION AND CAPITAL STRUCTURE. (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted. Mergerco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Mergerco was organized solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business since it was incorporated which is not in connection with this Agreement.

          (b) The authorized capital of Mergerco consists of 100 shares of common stock, par value $1.00 per share, of which 100 have been issued and are outstanding and none are held as treasury shares. All of the outstanding shares of capital stock of Mergerco are validly issued, fully paid and nonassessable and owned of record and beneficially by Parent.

          6.2. AUTHORITY. (a) Parent has full corporate power and authority to execute, deliver and perform this Agreement and all of the Parent Ancillary Agreements. The execution, delivery and performance of this Agreement and the Parent Ancillary Agreements by Parent have been duly authorized and approved by Parent's board of directors and, except for the adoption of this Agreement by Parent as the sole stockholder of Mergerco in accordance with Section 7.2, no other corporate proceedings on the part of Parent are necessary to authorize this Agreement, the Parent Ancillary Agreements and the transactions contemplated hereby and thereby. This Agreement has been duly authorized, executed and delivered by Parent and is the legal, valid and binding obligation of Parent enforceable in accordance with its terms and each of the Parent Ancillary Agreements has been duly authorized by Parent and upon execution and delivery by Parent will be a legal, valid and binding obligation of Parent enforceable in accordance with its terms, in each case except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

          (b) Mergerco has full corporate power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Mergerco have been duly authorized and approved by Mergerco's board of directors and, except for the adoption of this Agreement by Parent in accordance with Section 7.2 and the filing contemplated by Section 4.2, no other corporate proceedings on the part of Mergerco are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Mergerco and is the legal, valid and binding agreement of Mergerco enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

          (c) Neither the execution and delivery of this Agreement or any of the Parent Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

          (i) result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation under, or result in the creation or imposition of any Encumbrance upon any of the properties or assets of Parent or Mergerco under, (A) the Certificate of Incorpora tion or By-laws of Parent or Mergerco, (B) any material note, instrument, agreement, mortgage, lease, permit or other authorization to which either Parent or Mergerco is a party or any of their respective properties or assets or business is subject or by which either Parent or Mergerco is bound, (C) any Court Order to which either Parent or Mergerco is a party or by which either Parent or Mergerco is bound or (D) any Requirements of Laws affecting Parent or Mergerco, except for, in the case of clauses (B) or (C) of this subparagraph (i), any such conflicts, breaches, defaults, rights or Encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole, materially impair the ability of Parent to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby; or

          (ii) require the approval, consent, authorization or act of, or the making by either Parent or Mergerco of any declaration, filing or registration with, any Person, except for the applicable requirements of the HSR Act, the filing contemplated by Section 4.2 with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other jurisdictions in which the Company is qualified to do business.

          6.3. NO FINDER. Neither Mergerco or Parent nor any Person acting on behalf of Mergerco or Parent has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

          6.4. INVESTMENT. Parent is acquiring the capital stock of the Company pursuant to the Merger for investment purposes and not with a view to the resale or distribution of such capital stock and will not transfer or sell any shares of capital stock of the Company in violation of applicable federal or state securities laws.

          6.5. PARENT SEC REPORTS. Parent has delivered to the Company complete and correct copies of (i) Parent's Annual Report on Form 10-K for the year ended December 31, 1994, (ii) Parent's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995, and (iii) Parent's Current Report on Form 8-K dated February 21, 1995, as filed by it with the Securities and Exchange Commission (the "Parent SEC Reports"). As of their respective dates, the Parent SEC Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, as the case may be, and none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          6.6. INFORMATION SUPPLIED BY PARENT FOR INFORMATION STATEMENT. None of the information supplied by Parent in writing for inclusion in the Information Statement will, at the time of the mailing of the Information Statement to the Stockholders, at the time of the Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

          6.7. NO LITIGATION. There are no lawsuits, claims, suits, proceedings or investigations pending or, to the best knowledge of Parent, threatened against Parent or Mergerco to restrain or prohibit or otherwise challenge the validity of the transactions contemplated hereby.


                                  ARTICLE VII

                      ACTION PRIOR TO THE EFFECTIVE TIME
                      ----------------------------------

          The respective parties hereto covenant and agree to take the following actions between the date hereof and the Effective Time:

          7.1.   PREPARATION OF INFORMATION STATEMENT; ACTION BY STOCKHOLDERS.
(a) The Company shall prepare the Information Statement as promptly as possible after the date hereof and shall submit the proposed Information Statement to Parent and its counsel not less than two days prior to submitting the Information Statement to the Stockholders. Parent shall furnish the Company with such information concerning Parent as shall be required to be included in the Information Statement (which information shall include the information concerning Parent's intentions concerning the operations of the Business and the I/S Outsourcing Business) and the federal income tax consequences of the Merger. The Company shall use commercially reasonable efforts to mail the Information Statement to Stockholders on or before June 1, 1995. If prior to the Effective Time either (i) the Company determines that the Information Statement needs to be amended or supplemented in order for the representation and warranty of the Company in Section 5.27 to be correct or (ii) Parent determines that the Information Statement needs to be amended or supplemented in order for the representation and warranty of Parent and Mergerco in Section 6.6 to be correct, the Company or Parent, as the case may be, shall notify the other of such determination and shall deliver to the other such amendment or supplement as such party believes is necessary to make such representation and warranty correct. The Company shall consider all such amendments proposed by Parent, and shall cause all such amendments or supplements that the parties reasonably believe are necessary to be mailed to the Stockholders as soon as practicable after such delivery.

          (b) The Company shall duly call, give notice of, convene and hold a meeting of the Stockholders for the purpose of approving the Merger and adopting this Agreement. The Company will, through its Board of Directors, recommend to the

Stockholders the adoption of this Agreement. The Company shall use all reasonable efforts to hold the Stockholders' Meeting on or before June 21, 1995.

          7.2. ACTION BY PARENT. Parent, as the sole stockholder of Mergerco, shall take such actions as may be necessary to approve the Merger and adopt this Agreement under the DGCL.

          7.3. INVESTIGATION OF THE COMPANY BY PARENT. The Company shall afford to the officers, employees and authorized representatives of Parent (including, without limitation, its independent public accountants, attorneys, environmental consultants and financial advisors), upon reasonable advance notice such access during normal business hours to the offices, properties, employees and business and financial records (includ ing, without limitation, computer files, retrieval programs and similar documentation) of the Company to the extent Parent shall reasonably deem necessary or desirable, and shall furnish to Parent or its authorized representatives such additional information concerning the operations, properties and business of the Company and its Subsidiaries as may be reasonably requested to enable Parent or its representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of the Company contained in this Agreement have been complied with and to determine whether the conditions set forth in Article IX have been satisfied. Parent agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Company. Parent shall not contact directly any employee of the Company other than Thomas Bradbury, Leo Spiegel and Joel Altobello without the prior authorization of any of such named Persons (which authorization shall not be withheld unreasonably). No investigation made by Parent or its representatives hereunder shall affect the representations and warranties of the Company hereunder.

          7.4. PRESERVE ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each of the parties hereto shall refrain from taking any action which would render any representation or warranty con tained in Article V or VI of this Agreement inaccurate as of the Effective Time, provided, that the Company shall not be prohibited from conducting the Business in the manner contemplated by Section
7.6. Each party shall promptly notify the other parties of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. The Company shall promptly notify Parent of any lawsuit, claim, proceeding or investigation that has been instituted, or to the knowledge of the Company has been threatened, against the Company which would have been listed in Schedule 5.22, if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof.

          7.5. CONSENTS OF THIRD PARTIES; GOVERNMENTAL APPROVALS. (a) The Company will act diligently and reasonably to secure, before the Effective Time, the consent, approval or waiver, in form and substance reasonably satisfactory to Parent, from any party to the Company Agreements required to satisfy the conditions set forth in Section 9.5; provided that no party hereto shall have any obligation to offer or pay any consideration in order to obtain any such consents or approvals; and provided, further, that the Company shall not make any agreement or understanding affecting the Company, its properties or assets, or the Business as a condition for obtaining any such consents or waivers except with the prior written consent of Parent. During the period prior to the Effective Time, Parent shall act diligently and reasonably to cooperate with the Company to obtain the consents, approvals and waivers contemplated by this
Section 7.5(a).

          (b) During the period prior to the Effective Time, the parties hereto shall act diligently and reasonably, and shall cooperate with each other, to secure any consents and approvals of any Governmental Body required to be obtained by them in order to permit the consummation of the transactions contemplated by this Agreement or to otherwise satisfy the conditions set forth in Section 9.4; provided that the Company shall not make any agreement or understanding affecting the Company, its properties or assets, or the Business as a condition for obtaining any such consents or approvals except with the prior written consent of Parent.

          7.6. CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME. Except as expressly contemplated by this Agreement, the Company shall carry on the Business in the ordinary course consistent with past practice. Consistent with the foregoing, the Company shall use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers (subject to Section 4.5(g)) and employees and preserve the relationships with customers, suppliers and others having business dealings with it which the Company reasonably deems desirable. Without limiting the generality of the forego ing, and except as expressly contemplated by this Agreement and except as set forth in Schedule 7.6, neither the Company nor any Subsidiary shall, without the prior written consent of Parent (which, in the case of Section 7.6(j), shall not be unreasonably withheld or delayed):

          (a) (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions to any holder of its capital stock or any holder of a security or other interest convertible into or exchangeable for its capital stock, or otherwise make any payments to any such Person (other than any such payments or distributions otherwise permitted to be made under this Agreement), (ii) split, combine or reclassify any of its capital stock or any security or other interest convertible into or exchangeable for such capital stock, or (except as and to the extent required in the event of the exercise of any Preferred Stock Warrant, Common Stock Warrant or Stock Option) issue, sell or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any security or other interest convertible into or exchangeable for such capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Subsidiary or any other securities thereof;

          (b) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock or other securities (including, without limitation, any rights, warrants or options to acquire any shares of its capital stock or other securities), except as and to the extent required in the event of the exercise of any Preferred Stock Warrant, Common Stock Warrant or Stock Option;

          (c)  amend its Certificate of Incorporation or By-laws;

          (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

          (e) incur or assume any indebtedness for borrowed money, enter into (as lessee) any capitalized lease obligation, guarantee any such indebtedness or obligation, issue or sell any debt securities, guarantee any debt securities of others or make any loans, advances or capital contributions to, or investments in, any other Person, except the incurrence of indebtedness under the Line of Credit to fund working capital;

          (f) make or incur any capital expenditures in excess of expenditures at the rate of $100,000 per month;

          (g) alter through merger, liquidation, reorganization, restructuring or in any other fashion its corporate structure;

          (h) enter into or adopt, or amend, any bonus, incentive, deferred compensation, insurance, medical, hospital, disability or severance plan, agreement or arrangement or enter into or amend any employee benefit plan or employment, consulting or management agreement, other than any such amendment to an employee benefit plan that is made to maintain the qualified status of such plan or its continued compliance with applicable law;

          (i) make any change in accounting practices or policies applied in the preparation of the 1994 Audited Financial Statements (including, without limitation, any method of recording doubtful accounts, inventory obsolescence or accruals for warranty or other liabilities), except as required by generally accepted accounting principles;

          (j) modify in any material respect any of the agreements, understandings, obligations, commitments, indebtedness or other obligations required to be set forth in any of the Schedules to this Agreement which involves the payment or receipt by the Company of $500,000 or more, enter into any agreement, understanding, obligation or commitment which involves the payment or receipt by the Company of $500,000 or more, or incur any indebtedness or obligation, of the type that would have been required to be listed in
Schedule 5.20 if in existence on the date hereof, or enter into any contract which requires any approval or consent by any other Person to the transactions contemplated by this Agreement;

          (k) pay or commit to pay any bonus to any officer or employee of the Company or any Subsidiary other than in the ordinary course of Business consistent with past practice, or make any other material change in the compensation of its employees;

          (l) enter into any contract for the purchase or lease of real property, or exercise any option to extend a lease listed in Schedule 5.11;

          (m) sell, lease (as lessor), transfer or otherwise dispose of (including any transfers from the Company to any holders of its capital stock or any holder of a security or other interest convertible into or exchangeable for its capital stock or any of its Affiliates), or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the properties or assets of the Company, other than inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of business consistent with past practice and other than Permitted Encumbrances;

          (n) cancel any debts owed to or claims held by the Company or any Subsidiary (including the settlement of any claims or litigation) other than in the ordinary course of business consistent with past practice or as otherwise contemplated by this Agreement;

          (o) allow the levels of supplies, spare parts or other materials included in its inventories to vary in any material respect from the levels customarily maintained in the Business (it being understood that increases in inventory customarily occur following the entering into of significant customer contracts);

          (p) acquire any properties or assets, or conduct any business, in or through any Subsidiary; or

          (q) enter into any other transaction affecting the Company, any Subsidiary or the Business, other than in the ordinary course of the Business consistent with past practice or as expressly contemplated by this Agreement.

          7.7. NOTIFICATION BY THE COMPANY OF CERTAIN MATTERS. During the period prior to the Effective Time, the Company shall promptly advise Parent in writing of (a) any Material Adverse Effect with respect to the Company or any Subsidiary, (b) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement, and (c) any default under any Company Agreement or event which, with notice or lapse of time or both, would become such a default on or prior to the Effective Time and which would have a Material Adverse Effect of which the Company has knowledge.

          7.8. MUTUAL COOPERATION; REASONABLE BEST EFFORTS. The parties hereto shall cooperate with each other, and shall use their respective reasonable best efforts to cause as promptly as possible the fulfillment of the conditions to each other party's obligations hereunder.

          7.9. NO SOLICITATION. The Company shall not, nor shall it authorize or encourage any of its Affiliates or any officer, director, employee, investment banker, attorney or other adviser or representative of the Company or any of its Affiliates to, (a) encourage, solicit, initiate, or participate in discussions or negotiations with, or provide any non-public information for the purpose of facilitating any Acquisition Proposal (as hereinafter defined), to any third party concerning any Acquisition Proposal, (b) enter into any agreement with respect to any Acquisition Proposal or (c) take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acqui sition Proposal. Without limiting the foregoing, it is under stood that any violation, of which the Company or any of its Affiliates had knowledge at the time of such violation, of the restrictions set forth in the immediately preceding sentence by any officer, director or employee of the Company or any of its Affiliates shall be deemed to be a breach of this Section 7.9 by the Company and its Affiliates. The Company promptly shall advise Parent of any Acquisition Proposal and any inquiries with respect to any Acquisition Proposal (or if the Acquisition Proposal is expressly conditioned on any of same not being so revealed, so much thereof as may be revealed; provided, however, that, notwithstanding the foregoing, the Company will communicate to Parent the identity of the offeror submitting the Acquisition Proposal and sufficient terms of the Acquisition Proposal for Parent to exercise its rights of first refusal as hereinafter described). Without limiting the generality of the foregoing, if an Acquisition Proposal unsolicited by the Company or its Affiliates or any of their respective representatives, agents or others is received by the Company then, consistent with the fiduciary obligations which the Company may then owe to its Stockholders and to the extent required by applicable laws, such Acquisition Proposal may be communicated to the Board of Directors of the Company, provided that the Company will not provide information to such offeror and will promptly advise Parent of the identity of such offeror and deliver to Parent a copy of such Acquisition Proposal (or, if the Acquisition Proposal expressly is conditioned on any of same not being so revealed, so much thereof as may be revealed; provided, however, notwithstanding any restrictions of the offeror regarding revelation of such Acquisition Proposal, the Company will communicate to Parent the identity of the offeror and sufficient terms of the Acquisition Proposal for Parent to exercise its right of first refusal as hereinafter described). If the Merger is not consummated, Parent will have the right, prior to any other Person (including such offeror), to enter into an agreement to purchase the Company at the said price and for the same terms and conditions as offered by such offeror. For purposes of this Agreement, "Acquisition Proposal" means any proposal for a merger or other business combination involving the Company or any of its Affiliates or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in the Company or any of its Affiliates, any voting securities of the Company or any of its Affiliates or a substantial portion of the assets of the Company.

          7.10. ANTITRUST LAW COMPLIANCE. The Company and Parent have caused to be filed with the Federal Trade Commission and the Antitrust Division of the Department of Justice the notifications and other information required to be filed under the HSR Act, or any rules and regulations promulgated thereunder, with respect to the transactions contemplated hereby. Each party warrants that all such filings by it are, as of the date filed, true and accurate and in accordance with the requirements of the HSR Act and any such rules and regulations. Each of Parent and the Company agrees to make available to the other such information as each of them may reasonably request relative to its business, assets and property as may be required of each of them to file any additional information requested by such agencies under the HSR Act and any such rules and regulations. Parent shall be responsible for any filing fees to be paid under the HSR Act with respect to the transactions contemplated hereby.

          7.11. INDEBTEDNESS. Prior to the Effective Time the Company shall pay in full all indebtedness for borrowed money (including capitalized lease obligations) of the type that would be required to be reflected in a balance sheet prepared in accordance with the Agreed Accounting Principles, other than amounts outstanding under the Line of Credit for (a) the purchase of equipment from vendors and services on behalf of its customers and (b) the payment of other operating expenses, such as accrued payroll, various commissions payable, insurance, rent and taxes, in the ordinary course of the Business and which would ordinarily be included in determining working capital; provided, however, such borrowings shall not be used to repay long-term debt or the current portion of long-term debt.

          7.12. DELIVERY OF FINAL COMPANY LETTER. As of the date of this Agreement, the Company Letter has not been provided to Parent in final form (but has been delivered in draft). As soon as practicable following the date hereof, but not later than 10:00 A.M., New York time, on May 31, 1995, the Company shall deliver its final Company Letter (and the Schedules referred to herein) to Parent. Parent will endeavor to inform the Company of any concerns it has with the information reflected in such Company Letter as promptly as practicable after receipt thereof.


                                  ARTICLE VIII

                             ADDITIONAL AGREEMENTS

          8.1. EMPLOYEE BENEFIT PLANS. (a) Welfare Benefit Plans. Effective for the period beginning on the Closing Date and ending on December 31, 1995, Parent shall (or it shall cause the Company to) provide to each employee of the Company who continues employment with the Company after the Closing Date (a "Continuing Employee") benefits under employee welfare benefit plans (within the meaning of
Section 3(1) of ERISA) (the "Company's Welfare Plans") which are substantially similar in the aggregate to those employee welfare benefits which each such Continuing Employee was eligible to receive from the Company immediately prior to the Closing Date. In addition to any Continuing Employee, any person who becomes employed by the Company during the period beginning on the Closing Date and ending on December 31, 1995 shall be eligible to participate in the Company's Welfare Plans pursuant to the terms of such plans. Effective January 1, 1996, each Company employee shall be eligible to participate in the Parent's employee welfare benefit plans (within the meaning of Section 3(1) of ERISA) (the "Parent's Welfare Plans") pursuant to the terms of such plans. For purposes of eligibility to participate and vesting under the Parent's Welfare Plans and, if applicable, the Company's Welfare Plans, each Company employee shall be credited with service such person rendered with the Company prior to the Closing Date.

          (b) Pension Benefit Plans. As soon as administratively practicable following the date on which the Continuing Employees are included in the Parent's payroll system, (1) the LANSystems, Inc. Employee Savings Plan shall be amended to provide that no additional contributions shall be made to such plan,
(2) each Company employee shall be eligible to participate in the Donnelley Deferred Compensation and Voluntary Savings Plan (the "Savings Plan") pursuant to the terms of such plan, and (3) each Company employee shall be eligible to participate in the

Retirement Benefit Plan of R. R. Donnelley & Sons Company (the "Retirement Plan") pursuant to the terms of such plan. For purposes of eligibility to participate and vesting under the Savings Plan and the Retirement Plan, each Company employee shall be credited with service such person rendered with the Company prior to the Closing Date.

          8.2. ACCOUNTS RECEIVABLE. (a) As promptly as practicable following the Closing Date (but not later than 30 days after the Closing Date), the Company shall prepare, in accordance with the Agreed Accounting Principles, a schedule (the "Preliminary Receivables Schedule" setting forth (i) the outstanding gross amount of the unpaid accounts receivable of the Company as of the Effective Date and (ii) the allowance for doubtful accounts as of the Effective Date.

          (b) Promptly following receipt of the Preliminary Receivables Schedule, the Earn-Out Representatives may review the same and, within 30 days after the date of such receipt, may deliver to Parent a certificate setting forth their objections to the Preliminary Receivables Schedule, together with a summary of the reasons therefor and calculations which, in their view, are necessary to eliminate such objections. In the event the Earn-Out Representatives do not so object within such 30-day period the determinations set forth in the Preliminary Receivables Schedule shall be final and binding on Parent and each of the Earn-Out Participants, and the Preliminary Receivables Schedule shall constitute the "Receivables Schedule."

          (c) In the event the Earn-Out Representatives so object within such 30-day period, Parent and the Earn-Out Representatives shall use their reasonable efforts to resolve by written agreement (the "Agreed Receivables Adjustments") any differences as to the determinations set forth in the Preliminary Receivables Schedule and, in the event the Earn-Out Representatives and Parent so resolve any such differences, the determinations set forth in the Preliminary Receivables Schedule as adjusted by the Agreed Receivables Adjustments shall be final and binding on Parent and each of the Earn-Out Participants, and the Preliminary Receivables Schedule as so adjusted shall constitute the "Receivables Schedule."

          (d) In the event any objections raised by the Earn-Out Representatives are not resolved by Agreed Receivables Adjustments within the 30-day period next following such 30-day period, then Parent and Earn-Out Representatives shall submit the objections that are then unresolved to the Accounting Firm who shall be directed by Parent and Earn-Out Representatives to resolve the unresolved objections as promptly as reasonably practicable and to deliver written notice to each of Parent and the Earn-Out Representatives setting forth its resolution of the disputed matters, and the determinations set forth in the Preliminary Receivables Schedule as adjusted by the Agreed

Receivables Adjustments and by its resolution of such objections shall be final and binding on Parent and each of the Earn-Out Participants, and the Preliminary Receivables Schedule as so adjusted shall constitute the "Receivables Schedule."

          (e) The parties hereto shall make available to Parent, the Earn-Out Representatives and, if applicable, the Accounting Firm, such books, records and other information (including work papers) as any of the foregoing may reasonably request to prepare or review the Preliminary Receivables Schedule or any matters submitted to the Accounting Firm.

          (f) The fees and expenses of the Accounting Firm shall be paid by Parent if the determination by the Accounting Firm of the unresolved objections submitted to it pursuant to Section 8.2(d) was closer to the position taken by the Earn-Out Representatives than to the position taken by Parent and shall be paid by the Earn-Out Participants if the determination by the Accounting Firm of the unresolved objections submitted to it pursuant to Section 8.2(d) was closer to the position taken by the Earn-Out Representatives. Unless otherwise directed by the Earn-Out Representatives, any fees and expenses payable by the Earn-Out Participants pursuant to this Section 8.2(f) shall be, to the extent available, paid and set-off from any amounts otherwise payable to Earn-Out Participants.

          (g) From and after the Closing Date, Parent shall cause the Company to use its best efforts to collect the accounts receivable reflected in the Receivables Schedule (the "Receivables") generally in accordance with the billing and collection practices presently applied by the Company in the collection of its accounts and notes receivable, except that with respect to any particular Receivable, neither Parent nor the Company shall be under any obligation to commence or not to commence litigation to effect collection and may make any adjustment, concession or settlement which in the good faith judgment of Parent is commercially reasonable. In connection with such collections, if a payment is received from a debtor who has not designated the invoice being paid thereby, such payment shall be applied to the earliest invoice outstanding to the Company with respect to indebtedness of such account debtor, except for those invoices which are subject to a dispute to the extent of such dispute.

          (h) If, after giving effect to all adjustments, concessions and settlements made and collection fees incurred (in each case in accordance with Section 8.2(g)), Company has not collected, within 12 months after the Closing Date, an amount equal to the excess of the Receivables over the allowance for doubtful accounts shown on the Receivables Schedule (such excess being referred to herein as the "Net Amount of Receivables"), then Parent shall have the right to set-off against, and to reduce the amounts payable in respect of, the Business Earn-Out

Payments, Common Stock Warrant Earn-Out Payments, I/S Outsourcing Business Earn-Out Payments and Synergy Earn-Out Payments an amount, determined on an After Tax Basis, equal to:

          (i)    the Net Amount of Receivables, minus

          (ii) the amount collected in cash (after giving effect to the items set forth above) by the Company during such 12-month period in respect of the Receivables, minus,

          (iii) the sum of (x) $50,000 plus (y) amounts not reflected in the books and records of the Company as of the Effective Time but which are billed after the Effective Time and prior to January 1, 1996 for services performed prior to the Effective Time.

          8.3. NO SECTION 338 ELECTION. Parent shall not make an election under Section 338 of the Code with respect to the transactions contemplated by this Agreement.


                                  ARTICLE IX

          CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGERCO
          ----------------------------------------------------------

          The obligations of Parent and Mergerco under this Agreement shall, at the option of Parent and Mergerco, be subject to the satisfaction, on or prior to the Effective Time, of the following conditions:

          9.1. NO MISREPRESENTATION OR BREACH OF COVENANTS AND WARRANTIES. There shall have been no material breach by the Company in the performance of any of its respective covenants and agreements herein; each of the representations and warranties of the Company contained or referred to herein shall be true and correct in all material respects at the Effective Time as though made at the Effective Time, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Parent and Mergerco or any transaction permitted by
Section 7.6; and there shall have been delivered to Parent and Mergerco a certificate to such effect, dated the Effective Date and signed on behalf of the Company by the President or any Vice President of the Company.

          9.2. NO CHANGES OR DESTRUCTION OF PROPERTY. Between the date hereof and the Effective Time, there shall have been (a) no Material Adverse Effect with respect to the Company or any Subsidiary and (b) no action, suit, investigation or proceeding shall have been instituted, or to the knowledge of the Company, threatened, on or after the date of this Agreement, which action, suit, investigation or proceeding would reasonably be expected to have a Material Adverse Effect with respect to the Company or any Subsidiary; and there shall have been delivered to Parent and

Mergerco a certificate to such effect, dated the Effective Date and signed on behalf of the Company by the President or any Vice President of the Company.

          9.3. NO RESTRAINT OR LITIGATION. The waiting period under the HSR Act shall have expired or been terminated, and no action, suit, investigation or proceeding shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby which shall not have been dismissed or withdrawn.

          9.4. NECESSARY GOVERNMENTAL APPROVALS. The parties shall have received all approvals and actions of or by all Governmental Bodies which are specified in Schedule 9.4.

          9.5. NECESSARY CONSENTS. The Company shall have received consents, in form and substance reasonably satisfactory to Mergerco and Parent, to the transactions contemplated hereby from the other parties to the Company Agreements which are specified in Schedule 9.5.

          9.6. STOCKHOLDERS APPROVAL; DISSENTERS' RIGHTS. (a) This Agreement shall have been adopted by the affirmative vote of (i) the holders of two-thirds of the issued and outstanding Company Preferred Stock, voting as a single class, and (ii) the holders of a majority of the issued and outstanding Company Common Stock and Company Preferred Stock, voting together as a single class, in each case entitled to vote thereon, as required by the DGCL and the Certificate of Incorporation of the Company.

          (b) Holders of not more than 10% of the capital stock of the Company shall have (i) delivered to the Company, before the taking of the vote on the Merger, a written demand for appraisal of their capital stock pursuant to
Section 262 of the DGCL and (ii) not voted in favor of or consented to the Merger; and there shall have been delivered to Parent and Mergerco a certificate to such effect, dated the Effective Date and signed on behalf of the Company by the President or any Vice President of the Company.

          (c) In the reasonable judgment of Parent, the "shareholder approval requirements" of Proposed Treasury Regulation section 1.280G-1, Q/A-7 shall have been satisfied with respect to any payments contemplated by this Agreement that otherwise would constitute "excess parachute payments" as such term is defined in Section 280G of the Code and the Company shall have provided Parent with written evidence thereof reasonably satisfactory to Parent.

          9.7. INDEBTEDNESS. As of the Effective Time, the Company shall have no indebtedness for borrowed money (including capitalized lease obligations) other than borrowings under the Line of Credit; and there shall have been delivered to Parent and Mergerco a certificate to such effect, dated the Effective Date and signed on behalf of the Company by the President or any Vice President of the Company.

          9.8. PREFERRED STOCK WARRANTS; COMMON STOCK WARRANTS. (a) The Company shall have received the written acknowledgement, in form reasonably acceptable to Parent, of each holder of a Preferred Stock Warrant that at the Effective Time the Preferred Stock Warrant shall be converted into the right described in Section 3.1(e), in the case of a Class A Preferred Stock Warrant, or Section 3.1(f), in the case of a Class B Preferred Stock Warrant and that after the Effective Time neither the Company nor Parent has any obligations to such holders pursuant to such Preferred Stock Warrants, except for the obligations of Parent contained in this Agreement.

          (b) None of the Common Stock Warrants outstanding as of the date hereof shall have been exercised prior to the Effective Time, and the Company shall have received the written acknowledgement, in form reasonably acceptable to Parent, of each holder of a Common Stock Warrant that at the Effective Time the Common Stock Warrant shall be converted into the right described in Section 3.1(i) and that after the Effective Time neither the Company nor Parent has any obligations to such holders pursuant to such Common Stock Warrants, except for the obligations of Parent contained in this Agreement.

          Notwithstanding the failure of any one or more of the foregoing conditions, Parent may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver. To the extent that at the Closing the Company delivers to Parent a written notice specifying in reasonable detail the failure of any of such conditions or the breach by the Company of any of the representations or warranties of the Company herein, and nevertheless Parent proceeds with the Closing, Parent shall be deemed to have waived for all purposes any rights to set-off under Section 3.11 by reason of the failure of any such conditions or the breach of any such representations or warranties to the extent described in such notice.



                                  ARTICLE X

                      CONDITIONS PRECEDENT TO OBLIGATIONS
                      -----------------------------------
                                OF THE COMPANY
                                --------------

          The obligations of the Company under this Agreement shall, at the option of the Company, be subject to the satisfaction, on or prior to the Effective Time, of the following conditions:

          10.1. NO MISREPRESENTATION OR BREACH OF COVENANTS AND WARRANTIES. There shall have been no material breach by Parent or Mergerco in the performance of any of their respective covenants and agreements herein; each of the representations and warranties of Parent or Mergerco contained or referred to herein shall be true and correct in all material respects at the Effective Time as though made at the Effective Time, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by the Company; and there shall have been delivered to the Company a certificate or certificates to such effect, dated the Effective Date and signed on behalf of Parent by the President or any Vice President of Parent and on behalf of Mergerco by the President or any Vice President of Mergerco.

          10.2. NO RESTRAINT OR LITIGATION. The waiting period under the HSR Act shall have expired or been terminated, and no action, suit or proceeding by any Governmental Body shall have been instituted or threatened to restrain, prohibit or otherwise challenge the legality or validity of the transactions con templated hereby which shall not have been dismissed or withdrawn.

          10.3. NECESSARY GOVERNMENTAL APPROVALS. The parties shall have received all approvals and actions of or by all Governmental Bodies which are specified in Schedule 10.3.

          10.4. NECESSARY CONSENTS. The Company shall have received consents, in form and substance reasonably satisfactory to the Company, to the transactions contemplated hereby from the other parties to the Company Agreements which are specified in Schedule 10.4.

          10.5. STOCKHOLDERS APPROVAL; DISSENTERS' RIGHTS. (a) This Agreement shall have been adopted by (a) the holders of two-thirds of the issued and outstanding Company Preferred Stock, voting as a single class, and (b) the holders of a majority of the issued and outstanding Company Common Stock and Company Preferred Stock, voting together as a single class, in each case entitled to vote thereon, as required by the DGCL and the Certificate of Incorporation of the Company.

          (b) Holders of not more than 10% of the capital stock of the Company shall have (i) delivered to the Company, before the taking of the vote on the Merger, a written demand for appraisal of their capital stock pursuant to
Section 262 of the DGCL and (ii) not voted in favor of or consented to the Merger.

          (c) In the reasonable judgment of Company, the "shareholder approval requirements" of Proposed Treasury Regulation section 1.280G-1, Q/A-7 shall have been satisfied with respect to any payments contemplated by this Agreement that otherwise would constitute "excess parachute payments" as such term is defined in Section 280G of the Code.

          10.6. PREFERRED STOCK WARRANTS; COMMON STOCK WARRANTS. (a) The Company shall have received the written acknowledgement, in form reasonably acceptable to the Company, of each holder of a Preferred Stock Warrant that at the Effective Time the Preferred Stock Warrant shall be converted into the right described in Section 3.1(e), in the case of a Class A Preferred Stock Warrant, or Section 3.1(f), in the case of a Class B Preferred Stock Warrant and that after the Effective Time neither the Company nor Parent has any obligations to such holders pursuant to such Preferred Stock Warrants, except for the obligations of Parent contained in this Agreement.

          (b) None of the Common Stock Warrants outstanding as of the date hereof shall have been exercised prior to the Effective Time, and the Company shall have received the written acknowledgement, in form reasonably acceptable to the Company, of each holder of a Common Stock Warrant that at the Effective Time the Common Stock Warrant shall be converted into the right described in
Section 3.1(i) and that after the Effective Time neither the Company nor Parent has any obligations to such holders pursuant to such Common Stock Warrants, except for the obligations of Parent contained in this Agreement.



                                  ARTICLE XI

                                  TERMINATION
                                  -----------

          11.1. TERMINATION RIGHTS. Anything contained in this Agreement to the contrary notwithstanding and notwithstanding the approval of this Agreement by the Board of Directors of each Constituent Corporation and its adoption by the stockholders of each Constituent Corporation, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a)  by the mutual consent of all of the parties hereto;

          (b) by the Company if the Effective Time shall not have occurred on or before June 21, 1995 (or such later date as may be mutually agreed to by all of the parties hereto);

          (c) by Parent if the Effective Time shall not have occurred on or before June 28, 1995 (or such later date as may be mutually agreed to by all of the parties hereto);

          (d) by Parent in the event of any material breach by the Company of any of its agreements, representations or warranties contained herein and the failure of the Company to cure such breach within ten days after receipt of notice from Parent requesting that such breach be cured;

          (e) by the Company in the event of any material breach by Parent or Mergerco of any of their respective agreements, representations or warranties contained herein and the failure of Parent to cure such breach, or cause Mergerco to cure such breach, within ten days after receipt of notice from the Company requesting that such breach be cured; or

          (f) by Parent by notice delivered to the Company at any time prior to 12:00 noon, New York time, on June 1, 1995 if Parent, in its sole discretion, determines either (i) that the results of the due diligence investigation of the Company to be conducted by it on May 26, May 30 and May 31, 1995 are not satisfactory to it or (ii) that the Schedules are not acceptable to Parent unless this Agreement is amended and the parties are not able to agree on such amendments prior to such time.

          11.2. NOTICE OF TERMINATION. Any party desiring to terminate this Agreement pursuant to Section 11.1 shall give notice of such termination to each of the other parties to this Agreement.

          11.3. EFFECT OF TERMINATION. In the event that this Agreement shall be terminated pursuant to this Article XI, all further obligations of the parties under this Agreement (other than Sections 12.2 and 12.9) shall be terminated without further liability of any party to the others; provided, however, that nothing herein shall relieve any party from liability for its willful breach of this Agreement.



                                 ARTICLE XII

                               GENERAL PROVISIONS
                               ------------------

          12.1. SURVIVAL OF OBLIGATIONS. All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement, except that the representations and warranties of Parent shall terminate on March 31, 1997 and the representations and warranties of the Company shall terminate as provided in
Section 3.11.

          12.2. CONFIDENTIAL NATURE OF INFORMATION. In the event the Merger is not consummated, for a period of two years from the date hereof each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other parties prior to the termination of this Agreement (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, each party will return to the other parties all copies of nonpublic documents and materials which have been furnished in connection therewith. Such documents, materials and information shall not be communicated to any third Person, other than to the parties's counsel, accountants or financial advisors. No party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed Merger; provided, however, that after the Effective Time, Parent and its Affiliates may use or disclose any confidential information included in the properties or assets of the Company as of the Effective Time. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (a) is or becomes available to such party from a source other than such party, (b) is or becomes available to the public other than as a result of disclosure by such party or its agents, (c) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed (whereupon the disclosing party shall provide notice to the other party and cooperate with the other party to keep such information confidential), or (d) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

          12.3. NO PUBLIC ANNOUNCEMENT. No party hereto shall, without the prior written approval of all of the other parties, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law or the rules of any stock exchange, in which case such party shall so advise the other parties and all parties shall use their reasonable best efforts to cause a mutually agreeable release or announcement to be issued; provided that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with accounting and Securities and Exchange Commission disclosure obligations.

          12.4. NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or four days after being mailed by registered or certified mail, return receipt requested, or one day after being sent by private overnight courier addressed as follows:

          If to Parent or Mergerco, to:

          R.R. Donnelley & Sons Company
          77 West Wacker Drive
          Chicago, Illinois 60603
          Attention:  Corporate Secretary

          with a copy to:

          Sidley & Austin
          One First National Plaza
          Chicago, Illinois 60603
          Attention:  Dennis V. Osimitz, Esq.

          If to the Company prior to the Effective Date, to:

          LAN Systems, Inc.
          300 Park Avenue South
          15th Floor
          New York, New York 10010
          Attention:  Thomas Bradbury

          with a copy to:

          Golenbock, Eiseman, Assor & Bell
          437 Madison Avenue
          New York, New York 10022
          Attention:  Lawrence M. Bell, Esq.

          If to the Earn-Out Representatives, to the addresses set forth in Annex G-1, with a copy to:

          Golenbock, Eiseman, Assor & Bell
          437 Madison Avenue
          New York, New York 10022
          Attention:  Lawrence M. Bell, Esq.

or to such other address as such party may indicate by a notice delivered to the other parties hereto.

          12.5. ASSIGNMENT; SUCCESSORS AND ASSIGNS. (a) The rights of each party under this Agreement shall not be assignable by such party prior to the Effective Time without the written consent of each of the other parties. Following the Effective Time, any party may assign any of its rights hereunder, other than any rights to receive the Business Earn-Out Payments, I/S Outsourcing Business Earn-Out Payments or Common Stock Warrant Earn-Out Payments, but no such assignment shall relieve any party of its obligations hereunder.

          (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. The successors and permitted assigns hereunder shall include without limitation, in the case of Parent, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 12.5, the Earn-Out Representatives and the Earn-Out Participants any right, remedy or claim under or by reason of this Agreement.

          12.6. ENTIRE AGREEMENT; AMENDMENTS. This Agreement and the Annexes, Exhibits and Schedules referred to herein, the Company Letter and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements and understandings between or among any of the parties hereto, including without limitation the Confidentiality Agreement and Letter of Intent. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

          12.7. INTERPRETATION. Titles to articles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Annexes, Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

          12.8. WAIVERS. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

          12.9. FEES AND EXPENSES. Except as otherwise provided in Section 3.11, each of the parties hereto shall bear its own costs and expenses (including, without limitation, fees and disbursements of its counsel, accountants and other financial, legal, accounting or other advisors) incurred or otherwise payable by it in connection with the preparation, negotiation, execution, delivery and performance of this Agreement and each of the other documents and instruments executed in connection with or contemplated by this Agreement.

          12.10. PARTIAL INVALIDITY. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

          12.11. EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties.

          12.12. FURTHER ASSURANCES. From time to time after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Mergerco, the Company or otherwise, such deeds and other instruments and to take or cause to be taken such further or other action as shall be necessary or desirable in order to vest or perfect in or to confirm, of record or otherwise, in the Surviving Corporation title to, and possession of, all of the property, rights, privileges, powers, immunities and franchises of Mergerco and the Company and otherwise carry out the purposes of this Agreement.

          12.13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of New York, except that matters herein relating to the Merger shall be governed by and construed in accordance with the DGCL.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

                                       R.R. DONNELLEY & SONS COMPANY



                                       By   /s/ D.I. Malina
                                         --------------------------
                                         Name: D.I. Malina
                                         Title: Director, Corporate
                                                Development


                                       DONNELLEY DBS, INC.



                                       By   /s/ D.I. Malina
                                         --------------------------
                                         Name: D.I. Malina
                                         Title: Vice President

                                       LAN SYSTEMS, INC.


                                       By   /s/ T.P. Bradbury
                                         --------------------------
                                         Name: T.P. Bradbury
                                         Title: President